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Vulcan Materials Company

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one vulcan, locally led PROXY STATEMENT AND NOTICE 2018 ANNUAL MEETING OF SHAREHOLDERS

Dear Fellow Shareholder,

I would like to extend a personal invitation for you to join us at our Annual Meeting of Shareholders on Friday, May 11, 2018, at 9:00 a.m., local time, at the corporate headquarters of Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242. During the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and this proxy statement.

On or about March 26, 2018, we began mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2017 Annual Report to Shareholders, via the Internet. Shareholders who did not receive the Notice of Internet Availability of Proxy Materials will receive a paper copy of the Notice of Annual Meeting, proxy statement, proxy card and 2017 Annual Report to Shareholders, which we also began mailing on or about March 26, 2018. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials. Copies of our Notice of Annual Meeting, proxy statement, proxy card and 2017 Annual Report to Shareholders are available at www.proxyvote.com.

Your vote is important. Whether you own one share or many, your prompt vote is greatly appreciated. It is important that your shares of common stock be represented at the Annual Meeting so that a quorum may be established. Even if you plan to attend the Annual Meeting in person, please read the proxy materials carefully and then vote your proxy as soon as possible. You may vote over the Internet, by telephone, or by mailing a completed proxy card. Additional information is provided in the proxy materials. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

Thank you for your ongoing support and continued interest in Vulcan, and I look forward to welcoming you to our Annual Meeting.

March 26, 2018

Sincerely yours,

J. THOMAS HILL

Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING

Meeting Date:     Friday, May 11, 2018

Meeting Time:    9:00 a.m., local time

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Shareholders of Vulcan Materials Company will be held at the corporate headquarters of Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, on Friday, May 11, 2018, at 9:00 a.m., local time, for the following purposes:

•	To elect five nominees as directors;

•	To approve, on an advisory basis, the compensation of our named executive officers;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018; and

•	To conduct such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only shareholders of record as of the close of business on March 14, 2018 are entitled to receive notice of, to attend and to vote at the Annual Meeting. Whether or not you plan to attend, we urge you to review these materials carefully and to vote by Internet or telephone, or, if you have received a paper copy of the proxy card, you may instead choose to vote by mailing your proxy card.

March 26, 2018

By Order of the Board of Directors,

JERRY F. PERKINS JR.

General Counsel and Secretary

PROXY STATEMENT TABLE OF CONTENTS

Vulcan 2018 Proxy Statement	TABLE OF CONTENTS

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement and in our corporate governance documents on our website at www.vulcanmaterials.com. This summary does not contain all of the information that you should consider, and you should read this entire proxy statement before voting. Please note that the information contained on our website is not incorporated by reference in, nor considered to be a part of, this proxy statement.

VOTING YOUR SHARES

Your vote is important. You may vote if you were a shareholder at the close of business on March 14, 2018, the record date for the Annual Meeting. You may vote in person at the Annual Meeting or submit a proxy over the Internet or by telephone. If you have received a paper copy of the proxy card (or if you request a paper copy of the materials), you may instead choose to submit a proxy by mail.

VIA THE INTERNET www.proxyvote.com	BY MAIL Complete, sign, date and return your proxy card in the envelope provided

BY TELEPHONE Call the number located on your proxy card	IN PERSON Attend the Annual Meeting and vote by ballot

If you submit your proxy by telephone or over the Internet, you do not need to return your proxy card by mail.

PROPOSALS

Proposal For Your Vote	Board Voting Recommendation	Vote Required	Page

PROPOSAL 1: Election of Directors	FOR each nominee	Majority of Votes Cast	7

PROPOSAL 2: Advisory Vote on Compensation of Our Named Executive Officers (Say on Pay)	FOR	Majority of Votes Cast	15

PROPOSAL 3: Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	Majority of Votes Cast	16

2	PROXY SUMMARY	Vulcan 2018 Proxy Statement

2017 BUSINESS HIGHLIGHTS

We achieved a number of significant milestones during the course of the year, in large part due to the continuing dedication of our employees, the leadership of our executive officers and our Board of Directors, and the culture of our company, which binds us all together. Highlights of 2017 include:

•	Achieved record total revenues of $3.89 billion, net earnings of $601 million and Adjusted EBITDA[1] of $982 million, a $297.6 million improvement in total revenues, a $181.7 million improvement in net earnings and a $16 million improvement in Adjusted EBITDA over the prior year, despite a challenging operating environment largely due to hurricanes and other severe weather events;

•	Strengthened our balance sheet by reducing our weighted-average interest rate below five percent and extended our weighted-average debt life to sixteen years, which better matches the long-lived assets in which we invest;

•	Reduced our MSHA Reportable and OSHA Recordable Injury Rate from 1.36 in 2016 to 0.97 in 2017, representing world-class performance and the safest year in our company’s history;

•	Further improved our long-term profitability through:

•	the strategic acquisition of 25 aggregates facilities and 18 asphalt and ready-mix concrete facilities for $842 million, and

•	the investment of $168 million in internal growth projects to secure new aggregates reserves, develop new production sites and enhance distribution capabilities; and

•	Strengthened company-wide understanding of “The Vulcan Way”, the embodiment of the company’s culture, as evidenced by increased organizational engagement and appreciation of Vulcan’s mission and values. Vulcan ranked in the top decile of surveyed organizations in McKinsey & Company’s Organizational Health Index.

(1)	Adjusted EBITDA is a non-GAAP financial measure. We provide a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measures in Annex A of this proxy statement.

(2)	For the period beginning January 1, 2015 and ending December 31, 2017, assuming quarterly reinvestment of dividends.

Vulcan 2018 Proxy Statement	PROXY SUMMARY	3

9 of 10 Independent

BOARD COMPOSITION

The Board seeks a mix of directors with qualities that, together, create a high-functioning, diverse Board. All of our directors, other than Tom Hill, our Chairman, President and CEO, are independent. Each of our directors has proven leadership, sound judgment and a commitment to the success of our company. In recent years, we have had a number of members retire from the Board and have sought as replacements diverse and experienced leaders with appropriate skills to oversee the management of our company.

2017 GOVERNANCE HIGHLIGHTS

Shareholder Engagement

In 2017, we initiated an enhanced corporate governance outreach program and held dialogues with shareholders representing more than 50% of our outstanding shares in order to foster and deepen relationships with the governance teams of our largest shareholders. Our discussions included executive compensation and other governance matters such as board composition, diversity and sustainability.

Corporate Governance Practices

We are committed to strong corporate governance policies and practices and believe that this commitment is a critical element in achieving long-term shareholder value. The following table summarizes certain highlights of our governance policies and practices:

• Majority voting for uncontested director elections	• Independent lead director with defined duties
• 9 of 10 directors are independent	• Clawback policy
• Annual board and committee evaluations and self-assessments	• Risk oversight by full board and committees with annual enterprise risk management review
• Comprehensive new director orientation	• Mandatory director retirement age
• Limited membership on other public company boards	• Policies prohibiting hedging and pledging of our shares
• Active shareholder engagement on governance matters	• Board participation in executive succession planning
• Executive sessions of independent directors at every regular board meeting	• Board review of safety and environmental performance at every regular board meeting
• No shareholder rights plan	• Diverse board in terms of gender, ethnicity, experience, skills and tenure

4	PROXY SUMMARY	Vulcan 2018 Proxy Statement

2017 COMPENSATION HIGHLIGHTS

At our 2017 Annual Meeting of Shareholders, over 97% of votes cast were in favor of the compensation of our named executive officers (NEOs). We believe that the results of the 2017 Say on Pay vote demonstrate continued strong shareholder support for our current compensation program. Furthermore, during our shareholder outreach, shareholders were generally supportive of our executive compensation programs and the accompanying disclosures.

In order to align our executives’ interests with those of our shareholders, a substantial portion of our NEOs’ compensation is at-risk and will vary above or below target levels depending on company performance. As shown in the table below, in 2017, 83% of the compensation of our Chief Executive Officer (CEO) and an average of 76% of the compensation of our other NEOs was at risk and subject to performance factors.

(1)	SOSARs means Stock-Only Stock Appreciation Rights calculated based on grant date fair value. See page 44 for more information.
(2)	Performance Shares refers to Performance Share Units (PSUs) calculated based on grant date fair value. See page 43 for more information.

We encourage you to read the more detailed description of our compensation program in “Compensation Discussion and Analysis” beginning on page 29 before voting on Proposal 2: Advisory Vote on Compensation of Our Named Executive Officers.

Vulcan 2018 Proxy Statement	PROXY SUMMARY	5

2017 COMPENSATION DECISIONS

Set forth below is the 2017 compensation for our NEOs. The table is not a substitute for, and should be read together with, the Summary Compensation Table on page 48, which presents 2017 NEO compensation in accordance with disclosure rules of the Securities and Exchange Commission (SEC) and includes additional compensation elements and other important information.

Name and Principal Position	Base Salary ($)	Short-Term Performance Bonus ($)	Performance Share Units(1) ($)	Stock-Only Stock Appreciation Rights(2) ($)	Total ($)
Tom Hill Chairman, President and Chief Executive Officer	1,008,334	1,722,000	2,808,011	1,027,939	6,566,284
John McPherson Executive Vice President, Chief Financial and Strategy Officer	800,000	1,298,300	1,844,593	675,257	4,618,150
Stan Bass Chief Growth Officer	583,335	692,900	810,681	296,769	2,383,685
Michael Mills Chief Administrative Officer	583,335	692,900	810,681	296,769	2,383,685
Tom Baker Senior Vice President	444,384	577,400	646,195	236,555	1,904,534

(1)	Dollar value of 2017 Performance Share Units (PSUs) at “target.” Actual pay delivered or realized for PSUs will be determined in the first quarter of 2020 and may range from zero to 200% of the target shares. PSUs vest at the end of a three-year period to the extent that the company has met the required performance goals. See footnote (1) to the Summary Compensation Table on page 48 for an explanation of determination of value for PSUs.
(2)	Dollar value of 2017 Stock-Only Stock Appreciation Rights (SOSARs). SOSARs vest over three years beginning on the first anniversary of the grant date. See footnote (1) to the Summary Compensation Table on page 48 for an explanation of the determination of value for SOSARs.

6	PROXY SUMMARY	Vulcan 2018 Proxy Statement

PROPOSAL 1. ELECTION OF DIRECTORS

Our constituent documents provide that our Board shall be divided into three classes, with the term of office of one class expiring each year and the number of directors in each class being as nearly equal as possible. At the Annual Meeting, one individual will be elected to serve as a member of our Board for a one-year term expiring in 2019, and four individuals will be elected for three-year terms expiring in 2021, or until their successors have been duly elected and qualified. Our Board, upon the recommendation of the Governance Committee, has nominated Thomas A. Fanning, J. Thomas Hill, Cynthia L. Hostetler and Richard T. O’Brien as directors to serve three-year terms expiring in 2021, and in order to make the number of directors in each class as nearly equal as possible, has nominated Kathleen L. Quirk as a director to serve a one-year term expiring in 2019. Ms. Quirk was elected to the Board in October 2017 to fill a vacancy and, in accordance with New Jersey law and our Corporate Governance Guidelines, must stand for election at the Annual Meeting to continue her service. Each of the nominees has consented to be named in this proxy statement and to serve if elected, and our Board has no reason to believe that any of the persons nominated will be unable to serve as a director. The Board believes that each of the five nominees is highly qualified and has experience, skills, backgrounds and attributes that qualify each of them to serve as a director of Vulcan.

In accordance with the bylaws of our company, our Board of Directors is required to be composed of not fewer than nine nor more than 13 directors. The number of directors may be set by a resolution adopted by a majority of our Board of Directors, and our charter provides that any vacancies on the Board, including vacancies resulting from an increase in the number of directors, shall be filled by the affirmative vote of a majority of the remaining directors.

BOARD COMPOSITION AND DIRECTOR QUALIFICATIONS

Directors are responsible for reviewing and approving corporate strategy and overseeing the management of our company to assure that the long-term interests of the shareholders are being served. The Board believes that it needs a diverse skill set among its members to be able to respond to the needs of management and the company. The Governance Committee and full Board review annually the overall composition of the Board in order to ensure that Board members have the appropriate mix of skills and experience to best serve the company and its shareholders. The Governance Committee and the Board use a director skills matrix in conducting this review.

The Governance Committee is also responsible for evaluating each director’s individual performance and contributions to the Board, as well as each director’s qualifications, skills, independence and competence, prior to recommending an existing director to the Board for re-nomination. The Board does not have specific diversity quotas, but considers race, ethnicity, gender, age, education and professional experiences in evaluating candidates for the Board.

We believe our current directors bring a balance of relevant skills to the boardroom as well as an effective mix of diversity and experience. The following graphic depicts a summary of skills, experiences and attributes represented by the ten directors on our Board:

Diversity 3 Public Company CEO 6 General Management 9 Large Cap Operations Management 4 Mining and Construction 4 Heavy Industry 7 Financial and Audit 8 Capital Markets 7 Government Relations and Political 6 Legal and Risk Management 8 Human Resources 6 Safety, Health and Environmental 8 Logistics 5 Technology 4

Vulcan 2018 Proxy Statement	PROPOSAL 1. ELECTION OF DIRECTORS	7

Nominee for Election to the Board of Directors: One-Year Term Expiring in 2019

KATHLEEN L. QUIRK Director since 2017 Age: 54 Committees: Audit; Finance

CAREER HIGHLIGHTS:

Executive Vice President, Chief Financial Officer and Treasurer of Freeport-McMoRan Inc., Phoenix, Arizona (a leading international mining company and the world’s largest publicly traded copper producer) since 2007.

SKILLS AND QUALIFICATIONS:

• Prior to being named its Executive Vice President in 2007, Chief Financial Officer in 2003 and Treasurer in 2000, Ms. Quirk served in a variety of capacities with Freeport-McMoRan, including as its Vice President, Finance and Business Development.

• She received her bachelor’s degree in accounting from Louisiana State University.

• Ms. Quirk’s strong finance and accounting background, including her status as an “audit committee financial expert,” makes her well qualified to serve as a member of our Audit and Finance committees. She also brings to our Board extensive experience in working with debt and equity markets along with a deep knowledge of tax, investor relations, corporate development and treasury management.

• With over 30 years’ experience in the mining industry, Ms. Quirk has a keen understanding of the operational, governmental and regulatory issues facing our industry.

8	PROPOSAL 1. ELECTION OF DIRECTORS	Vulcan 2018 Proxy Statement

Nominees for Election to the Board of Directors: Three-Year Terms Expiring in 2021

THOMAS A. FANNING Director since 2015 Age: 61 Committees: Audit; Compensation Other Public Company Directorships: Southern Company

CAREER HIGHLIGHTS:

Chairman of the Board, President and Chief Executive Officer of Southern Company, Atlanta, Georgia (one of the largest energy companies in the U.S. and a leading U.S. producer of energy) since 2010.

SKILLS AND QUALIFICATIONS:

• Mr. Fanning is Chairman, President and Chief Executive Officer of Southern Company. He has worked for Southern Company for more than 35 years and has held 15 different positions in eight different business units, including numerous officer positions with a variety of Southern Company subsidiaries in the areas of finance, strategy, international business development and technology.

• Mr. Fanning previously was Chief Financial Officer of Southern Company, where he was responsible for the accounting, finance, tax, investor relations, treasury and risk management functions.

• As Chairman of both the Electricity Subsector Coordinating Council (ESCC) and Strategic Infrastructure Coordinating Council (SICC), Mr. Fanning plays a leading role in national efforts to prevent and respond to cyber and physical terrorism for the U.S. electric system.

• He has an undergraduate and master’s degree from the Georgia Institute of Technology and has completed several executive education programs.

• As CEO of a large public utility, Mr. Fanning provides our Board with valuable business, leadership, and management skills. His prior service as CFO of Southern Company and Chairman of the Federal Reserve Bank of Atlanta makes him well qualified to serve on our Audit Committee. Additionally, he brings to our Board a deep understanding of key issues facing an industrial company, including governmental and regulatory issues, and safety, health and environmental matters.

J. THOMAS HILL Director since 2014 Age: 59 Committees: Executive

CAREER HIGHLIGHTS:

Chairman of the Board of the company since January 2016 and President and Chief Executive Officer since July 2014.

SKILLS AND QUALIFICATIONS:

• Mr. Hill is Chairman, President and Chief Executive Officer of the company. He has been with the company for 28 years, serving in a variety of operations and general management assignments of increasing responsibility. Prior to being named Chairman, President and Chief Executive Officer, he served as Executive Vice President and Chief Operating Officer from January 2014 until July 2014, and Senior Vice President—South Region from December 2011 to December 2013. He also served as President of the company’s former Florida Rock Division and its Southwest Division.

• Mr. Hill has served in leadership positions in a number of industry trade groups, including the Texas Concrete and Aggregates Association, the Florida Concrete and Products Association, and the National Stone, Sand and Gravel Association. In addition, he serves on the boards of the U.S. Chamber of Commerce, the United Way of Central Alabama, the Birmingham Business Alliance, and the Economic Development Partnership of Alabama.

• He is a graduate of the University of Pittsburgh and the Wharton School of Business, Executive Management Program.

• Mr. Hill has over 30 years’ experience in the aggregates industry, including extensive experience with the company in operations and management over a wide variety of geographic regions.

Vulcan 2018 Proxy Statement	PROPOSAL 1. ELECTION OF DIRECTORS	9

Nominees for Election to the Board of Directors: Three-Year Terms Expiring in 2021

CYNTHIA L. HOSTETLER Director since 2014 Age: 55 Committees: Audit; Executive; Finance

CAREER HIGHLIGHTS:

Director of TriLinc Global Impact Fund, LLC, Los Angeles, California (international investment fund) since 2013. Trustee of Invesco Ltd., Atlanta, Georgia (international mutual funds) since 2017. Trustee of Aberdeen International Funds, New York, New York (international mutual funds) from 2013 to 2017. Director of Artio Global Funds, New York, New York (international mutual funds) from 2010 until 2013. Director of Edgen Group Inc., Baton Rouge, Louisiana (energy infrastructure) from 2012 to 2014.

SKILLS AND QUALIFICATIONS:

• Ms. Hostetler is the former head of Private Equity and Vice President of Investment Funds at the Overseas Private Investment Corporation, and a former president of a regional bank and bank holding company.

• Ms. Hostetler began her career as a corporate lawyer with Simpson Thatcher & Bartlett in New York.

• Ms. Hostetler earned her bachelor’s degree from Southern Methodist University and holds a Juris Doctorate from the University of Virginia School of Law.

• Ms. Hostetler brings to our Board significant financial, investment and audit committee experience, and has developed risk assessment skills through her bank, private equity and mutual fund leadership. She is an experienced public and investment company board member, having served on a number of public and private company boards, with committee chair positions that include audit, nominating and governance and investment management.

10	PROPOSAL 1. ELECTION OF DIRECTORS	Vulcan 2018 Proxy Statement

Nominees for Election to the Board of Directors: Three-Year Terms Expiring in 2021

RICHARD T. O’BRIEN Director since 2008 Age: 64 Committees: Audit; Executive; Safety, Health and Environmental Affairs Other Public Company Directorships: Xcel Energy Inc.

CAREER HIGHLIGHTS:

Independent consultant since October 2015. Former President and Chief Executive Officer of Boart Longyear Limited, Salt Lake City, Utah (an international provider of drilling services, drilling equipment and performance tooling for mining and drilling companies) from 2013 to 2015. Chief Executive Officer of Newmont Mining Corporation, Greenwood Village, Colorado (an international gold production company) from 2007 until February 2013.

SKILLS AND QUALIFICATIONS:

• Mr. O’Brien became a director of Ma’aden (a Saudi Arabian mining company) in December 2017 and is a member of its executive committee. Mr. O’Brien previously served as a director of Newmont Mining Corporation (2007—2013) and Inergy L.P. (2006—2012).

•  His work includes extensive experience with New York Stock Exchange (NYSE)-listed companies in finance and accounting, operations and strategic business planning.

•  Mr. O’Brien earned his bachelor’s degree in economics from the University of Chicago and holds a Juris Doctorate from the Lewis and Clark Law School.

•  Having served as CFO of four different public companies and as an “audit committee financial expert,” Mr. O’Brien provides the Board with considerable experience and acumen in financial reporting and accounting matters.

•  As a result of his tenure as CEO and CFO of Newmont Mining, Mr. O’Brien brings to the Board significant experience and knowledge of the mining and mineral extraction industry. This gives him insight into the risks facing the company and provides him with the tools to effectively assist in overseeing those risks.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

Vulcan 2018 Proxy Statement	PROPOSAL 1. ELECTION OF DIRECTORS	11

Directors Continuing in Office: Terms Expiring in 2019

DAVID P. STEINER Director since 2017 Age: 58 Committees: Governance; Safety, Health and Environmental Affairs Other Public Company Directorships: FedEx Corporation

CAREER HIGHLIGHTS:

Retired; Former President and Chief Executive Officer of Waste Management, Inc., Houston, Texas (a leading provider of integrated waste management services in North America) from March 2004 to November 2016.

SKILLS AND QUALIFICATIONS:

• Mr. Steiner served as Chief Executive Officer of Waste Management, Inc. from March 2004 to November 2016. Prior to being named CEO, he served in a variety of capacities with Waste Management, Inc., including as Executive Vice President and Chief Financial Officer from 2003 to 2004, and as Senior Vice President, General Counsel and Corporate Secretary from 2001 to 2003.

• He serves on the Board of Directors of FedEx Corporation, and formerly served on the boards of TE Connectivity Ltd. (previously known as Tyco Electronics, Ltd.) and Waste Management, Inc.

• Mr. Steiner earned his bachelor’s degree in accounting from Louisiana State University and holds a Juris Doctorate from the University of California, Los Angeles, School of Law.

• Mr. Steiner brings to our Board valuable insight into business, leadership and management issues facing large industrial companies. His experience as CEO of Waste Management, Inc. and as chair of the nominating and governance committee of FedEx Corporation makes him well qualified to serve on our Governance and Safety, Health and Environmental Affairs Committees.

• Additionally, he brings to our Board a keen understanding of issues involving trucking and logistics management, a key component of our business.

LEE J. STYSLINGER, III Director since 2013 Age: 57 Committees: Finance; Governance Other Public Company Directorships: Regions Financial Corporation Workday, Inc.

CAREER HIGHLIGHTS:

Chairman and Chief Executive Officer of Altec, Inc., Birmingham, Alabama (a holding company for businesses that design, manufacture and market equipment for the electric and telecommunications industries globally) since 1997 (CEO) and 2011 (Chairman).

SKILLS AND QUALIFICATIONS:

• Mr. Styslinger serves as Chairman and CEO of Altec and has over 20 years’ experience leading companies engaged in the heavy equipment industry.

• He serves on the boards of many educational, civic and leadership organizations, including the Harvard Business School, the National Association of Manufacturers and the Northwestern University College of Arts and Sciences. He was appointed to the President’s Export Council, advising the President of the United States on international trade policy from 2006 to 2008.

• He received his Bachelor of Arts from Northwestern University and a Master of Business Administration from Harvard University.

• Mr. Styslinger brings to our Board a wealth of management and business experience running a large company in today’s global market. Additionally, his expertise in the heavy equipment industry greatly benefits Vulcan, which is a major purchaser of heavy machinery and equipment.

12	PROPOSAL 1. ELECTION OF DIRECTORS	Vulcan 2018 Proxy Statement

Directors Continuing in Office: Terms Expiring in 2020

O. B. GRAYSON HALL, JR. Director since 2014 Age: 60 Committees: Executive; Finance; Governance Other Public Company Directorships: Regions Financial Corporation

CAREER HIGHLIGHTS:

Chairman and Chief Executive Officer of Regions Financial Corporation, Birmingham, Alabama (one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage and insurance products and services) and Regions Bank since 2013; Chairman, President and Chief Executive Officer (2013—2017), President and Chief Executive Officer (2010—2013) and Vice Chairman (2008—2010).

SKILLS AND QUALIFICATIONS:

• Mr. Hall is Chairman and Chief Executive Officer of Regions Financial Corporation. Since joining Regions in 1980, he has served in roles of increasing responsibility, including operations, technology and commercial banking.

• Mr. Hall serves on the Board of Directors of Regions Financial Corporation. In addition, he is a Class A Director of the Federal Reserve Bank of Atlanta.

• He is active in many civic and leadership organizations, including the Economic Development Partnership of Alabama and the Birmingham Business Alliance.

• He graduated from the University of the South with a bachelor’s degree in economics. He also received a Master of Business Administration from the University of Alabama and is a graduate of the Stonier Graduate School of Banking, University of Pennsylvania.

• Mr. Hall brings extensive management and business experience to our Board as well as a deep understanding of complex issues facing public companies. As Chief Executive Officer of Regions, he provides our Board with valuable experience in banking, finance, capital markets and cybersecurity risk.

JAMES T. PROKOPANKO Director since 2009 Age: 64 Committees: Compensation; Executive; Governance Other Public Company Directorships: Regions Financial Corporation Xcel Energy Inc.

CAREER HIGHLIGHTS:

Retired; Senior Advisor of The Mosaic Company, Plymouth, Minnesota (a leading producer and marketer of concentrated phosphate and potash crop nutrients for the global agriculture industry) from August 2015 to January 2016; President and Chief Executive Officer from January 2007 until August 2015.

SKILLS AND QUALIFICATIONS:

• Mr. Prokopanko served as Senior Advisor of The Mosaic Company from August 2015 to January 2016. He joined Mosaic in 2006 and served as President and Chief Executive Officer from January 2007 to August 2015, and as Executive Vice President and Chief Operating Officer from July 2006 to January 2007. Prior to that, he was with Cargill, Inc., where he served in a wide range of leadership positions, including as Corporate Vice President of Cargill Procurement, a leader of Cargill’s Ag Producer Services Platform, and Vice President of the North America crops inputs business.

• Mr. Prokopanko has a bachelor’s degree in computer science from the University of Manitoba and a Master of Business Administration from the University of Western Ontario.

• His experience serving as the principal interface between management and the board at a NYSE company facilitates his service as lead director of our company as well as our Board’s performance of its oversight function. His executive management experience provides our Board with valuable insight into business, leadership and management issues. Additionally, he brings to our Board considerable knowledge of issues facing a company engaged in mineral extraction.

Vulcan 2018 Proxy Statement	PROPOSAL 1. ELECTION OF DIRECTORS	13

Directors Continuing in Office: Terms Expiring in 2020

KATHLEEN WILSON-THOMPSON Director since 2009 Age: 60 Committees: Compensation; Executive; Safety, Health and Environmental Affairs

CAREER HIGHLIGHTS:

Executive Vice President and Global Chief Human Resources Officer of Walgreens Boots Alliance, Inc., Deerfield, Illinois (a drugstore chain), since January 2015. Senior Vice President and Chief Human Resources Officer of Walgreen Co. from January 2010 to December 2014. Senior Vice President, Global Human Resources of The Kellogg Company, Battle Creek, Michigan (a retail food manufacturer and distributor), from July 2005 to January 2010.

SKILLS AND QUALIFICATIONS:

• Ms. Wilson-Thompson is responsible for strategy and delivery of all human resources-related activities globally for Walgreens Boots Alliance, Inc., the global leader in pharmacy-led health and well-being retail with over 13,200 stores in 11 countries.

• Ms. Wilson-Thompson earned a bachelor’s degree in literature from the University of Michigan and a Juris Doctorate and a master of law from Wayne State University.

• She serves on the NAACP Foundation. She was also named to Black Enterprise’s 2018 “Top 300 Most Powerful Executives in Corporate America” and one of their “50 Most Powerful Women in America” from 2015 to 2017.

• As a result of her senior leadership positions in human resources at both Walgreens and Kellogg, Ms. Wilson-Thompson brings to our Board valuable experience in compensation and benefits, human resources and organization issues that face a labor-intensive industry.

14	PROPOSAL 1. ELECTION OF DIRECTORS	Vulcan 2018 Proxy Statement

PROPOSAL 2. ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY ON PAY)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are asking shareholders to approve, on an advisory basis, the compensation paid to our named executive officers (NEOs) as disclosed in the Section entitled “Compensation Discussion and Analysis,” and the compensation tables and narrative discussion contained in this proxy statement. While this vote is advisory and not binding on our company, it provides information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will consider when determining executive compensation in the future.

At our 2017 Annual Meeting of Shareholders, our shareholders once again indicated a preference that the advisory vote on the compensation for our NEOs occur on an annual basis. Subsequently, our Board determined to continue its policy for annual “Say on Pay” advisory votes. It is expected that the next shareholder vote on the frequency of “Say on Pay” advisory votes will occur at our 2023 Annual Meeting of Shareholders.

At our 2017 Annual Meeting of Shareholders, our shareholders also voted over 97% in favor of our “Say on Pay” proposal. We believe this demonstrated strong support for our compensation program and policies. In 2017, we continued to analyze and make changes to our compensation program, considering new compensation trends and best practices. We also participated in dialogues regarding our executive compensation program with most of our largest shareholders through our enhanced corporate governance shareholder engagement program. Please read the “Compensation Discussion and Analysis” Section on pages 29 to 46 for an in-depth look at our compensation program and how it was applied to the performance of our NEOs in 2017.

Based on the foregoing, the Board recommends a vote FOR the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement.”

As an advisory vote, this proposal is not binding on our company. However, our Board and Compensation Committee will consider the outcome of the advisory vote when making future compensation decisions.

Vulcan 2018 Proxy Statement	PROPOSAL 2. ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (SAY ON PAY)	15

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, which is composed solely of independent directors, has appointed Deloitte & Touche LLP as the independent registered public accounting firm for our company and its subsidiaries for the fiscal year ending December 31, 2018. The function of the independent registered public accounting firm is to audit our accounts and records; to report on the consolidated balance sheet and the related statements of consolidated comprehensive income, consolidated shareholders’ equity and consolidated statements of cash flows of our company and its subsidiaries; to audit our internal controls over financial reporting; and to perform such other appropriate accounting services as may be required and approved by the Audit Committee. Although shareholder ratification is not required, our Board is seeking shareholder ratification as a matter of good corporate governance. Even if the appointment of Deloitte & Touche LLP is ratified by a majority of the votes cast at the meeting, the Audit Committee may, in its discretion, direct the appointment of another independent registered public accounting firm at any time during the year if it believes such appointment is in the best interests of the company and the shareholders. If a majority of the votes cast at the meeting fails to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the Audit Committee will consider the selection of another independent registered public accounting firm for future years.

The firm of Deloitte & Touche LLP, or its predecessors, has audited our financial statements since 1956. A representative of that firm is expected to be present at the meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions.

16	PROPOSAL 3. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Vulcan 2018 Proxy Statement

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

CORPORATE GOVERNANCE

POLICIES

We take our corporate governance responsibilities very seriously and have adopted Corporate Governance Guidelines that provide a framework for the governance of our company. These Corporate Governance Guidelines build on practices that we have followed for many years and demonstrate our continuing commitment to corporate governance excellence.

Our Board, with recommendations from our Governance Committee, regularly reviews corporate governance developments and adopts appropriate practices as warranted. We have a Business Conduct Policy that applies to all of our employees and directors and deals with a variety of corporate compliance issues, including conflicts of interest, compliance with laws, confidentiality of company information, fair dealing and use of company assets. All employees and directors are required to fill out a questionnaire (biennially in the case of employees and annually in the case of directors) regarding their personal compliance with the Business Conduct Policy and are encouraged to report any illegal or unethical behavior of which they become aware.

Our Board has adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. The Code of Ethics defines “Senior Financial Officers” to include the Chief Financial Officer, Controller and Principal Accounting Officer. The Code of Ethics covers such topics as financial reporting, conflicts of interest and compliance with laws. If we make any amendment to, or waiver of, any provision of the Code of Ethics, we will disclose such information on our website as promptly as practicable, as may be required under applicable SEC and NYSE rules.

You can access our bylaws, Corporate Governance Guidelines, Business Conduct Policy and Code of Ethics at our website www.vulcanmaterials.com, or you can obtain a printed copy free of charge by writing to us at: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242. Please note that the information contained on our website is not incorporated by reference in, nor considered to be a part of, this proxy statement.

SHAREHOLDER ENGAGEMENT

We believe that regular, transparent communication with our shareholders is important to our long-term success. In 2017, we initiated an enhanced corporate governance shareholder engagement program and held dialogues with shareholders representing more than 50% of our outstanding shares in order to foster and deepen relationships with the governance teams of our largest shareholders. Our discussions included executive compensation and other governance matters such as board composition, diversity and sustainability. Shareholder feedback from the meetings was shared with the Compensation Committee and the Governance Committee, as well as with the full Board.

DIRECTOR INDEPENDENCE

All of our directors, with the exception of Tom Hill, our Chairman, President and CEO, are independent under the NYSE listing standards, the Board’s Director Independence Criteria, and the applicable SEC rules and regulations. The NYSE listing standards provide that a director does not qualify as independent unless our Board affirmatively determines that the director has no material relationship with our company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our company). The NYSE rules require a board to consider all of the relevant facts and circumstances in determining the materiality of a director’s relationship with our company and permit the Board to adopt and disclose standards to assist the Board in making determinations of independence. Accordingly, the Board has adopted the Director Independence Criteria, as set forth below, to assist it in determining whether a director has a material relationship with our company.

Director Independence Criteria

The Director Independence Criteria provide that a director will be considered independent if he or she:

(a)	has not been an employee of our company, or any of its consolidated subsidiaries, during the last three years;

(b)	has not received more than $120,000 per year in direct compensation from our company, or any of its consolidated subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) during any twelve-month period within the last three years;

(c)	has not during the last three years personally performed legal or professional services for our company in an amount more than $10,000;

(d)	is not a current partner or employee of our company’s independent auditor and has not been employed by the present or former independent auditor of our company and personally worked on our company’s audit during the last three years;

(e)	during the last three years, has not been part of an interlocking directorate in which an executive officer of our company, or any of its consolidated subsidiaries, served on the compensation committee of another company that concurrently employs the director;

(f)	is not, and has not been in the past three years, an executive officer or an employee of another company (exclusive of charitable organizations) that makes payments to, or receives payments from, our company, or any of its consolidated subsidiaries, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of the consolidated gross revenues of such other company;

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(g)	has no immediate family member who is, or has been within the last three years, an executive officer of our company, or any of its consolidated subsidiaries;

(h)	has no immediate family member meeting any of the criteria set forth in (b)—(f); except with respect to item (d), in which case an immediate family member may be an employee (not a partner) of the independent auditor so long as such family member does not personally work on our company’s audit; and

(i)	has no other material relationship with our company, or any of its consolidated subsidiaries, either directly or as a partner, shareholder, director or officer of an organization that has a material relationship with our company or any of its consolidated subsidiaries.

In determining director independence, “immediate family member” is defined as a spouse, parent, child, sibling, mother or father-in-law, son or daughter-in-law, brother or sister-in-law, and anyone (other than a domestic employee) who shares the director’s home. Individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated, are not taken into consideration when determining a director’s independence. The Director Independence Criteria also require our Board to consider all relevant facts and circumstances, including a director’s commercial, industrial, banking, consulting, legal, accounting, familial and charitable relationships and such other criteria as our Board may determine from time to time.

In early 2018, the Board conducted an evaluation of director independence for each director, based on the Director Independence Criteria, the NYSE listing standards and applicable SEC rules and regulations. As a result of this evaluation, the Board affirmatively determined that all of the directors other than our Chairman, President and CEO, Tom Hill, are independent directors under our Board’s Director Independence Criteria, the NYSE listing standards and the applicable SEC rules and regulations.

DIRECTOR NOMINATION PROCESS

The Governance Committee considers director candidates recommended by our shareholders. Any shareholder wishing to recommend a candidate for election at the 2019 Annual Meeting of Shareholders must submit that recommendation in writing, addressed to the Governance Committee, in care of our Corporate Secretary, at 1200 Urban Center Drive, Birmingham, Alabama 35242, in accordance with the deadlines and procedures set forth in our bylaws. The notice should include the following:

•	The name and address of the shareholder who intends to make the nomination(s) and of the person or persons to be nominated;

•	A representation that the shareholder is a holder of record or a beneficial holder of stock entitled to vote at the meeting (including the number of shares the shareholder owns) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	A description of all arrangements and understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made by the shareholder;

•	Such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed under the proxy rules of the SEC (whether or not such rules are applicable) had each nominee been nominated, or intended to be nominated, by our Board, including the candidate’s name, biographical information, and qualifications; and

•	The written consent of each nominee to serve as a director if so elected.

The Governance Committee will identify nominees by first evaluating the current members of our Board willing to continue service. Current members of our Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for nomination, balancing the value of continuity of service by existing members of our Board with the potential benefits of obtaining new Board members. If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to nominate a current Board member for re-election, the Governance Committee may identify the desired skills and experience for a new nominee in light of the above criteria. Directors and members of management also may suggest candidates for Board service. Timely recommendations by our shareholders will receive equal consideration by the Governance Committee. In recruiting each of Mr. Steiner and Ms. Quirk in 2017, the company paid a fee to a third-party search firm to help identify director prospects, perform candidate outreach, and provide other related services.

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BOARD LEADERSHIP STRUCTURE

Our Board understands the importance of evaluating and determining the optimal leadership structure so as to provide independent oversight of management. Our Board also understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary from time to time. For this reason, our Board does not have a policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board has determined that our company should have the flexibility to combine or separate these functions as circumstances deem appropriate. The Board believes that it is in the best interests of our company and its shareholders to have Tom Hill serve as our Chairman, President and CEO, at this time.

In considering its leadership structure, our Board has taken a number of additional factors into account. The Board, which consists exclusively of independent directors, other than Mr. Hill, and all of whom are highly qualified and experienced, exercises a strong independent oversight function. This oversight function is enhanced by the fact that all of the Board’s committees, other than the Executive Committee, are comprised entirely of independent directors.

Most significantly, our Corporate Governance Guidelines provide for an independent lead director, a position which is elected annually from among the independent directors of our Board. Among other things, the lead director is responsible for:

•	presiding at all meetings or sessions of meetings of the Board at which the Chairman is not present, including at executive sessions of the non-management and independent directors;

•	serving as liaison between the Chairman and the non-management and independent directors;

•	approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items, as well as meeting agendas and information sent to the Board;

•	having authority to call meetings of the non-management and independent directors; and

•	if requested by major shareholders, ensuring that he or she is available for consultation and direct communication.

The duties of the lead director are delineated in our Corporate Governance Guidelines, which are available on our website at www.vulcanmaterials.com. Mr. Prokopanko currently serves as the lead director.

Our Board believes that these factors provide the appropriate balance between the authority of those who oversee our company and those who manage it on a day-to-day basis. For additional information regarding how oversight is exercised and how the Board receives information from our committees performing risk management and oversight functions, see “Corporate Governance—Risk Management” on page 22.

NON-MANAGEMENT EXECUTIVE SESSIONS

Our Board has adopted a policy relating to non-management executive sessions. Under this policy, the Board meets at each regularly scheduled Board meeting in an executive session in which Mr. Hill and other members of management are not present. During 2017, the non-management directors met in executive session five times.

MEETINGS AND ATTENDANCE

In 2017, our Board held five in-person meetings, and each current director who was a member of the Board in 2017 attended more than 90% of the total number of meetings of the Board and meetings of the committees during 2017 of which he or she was a member.

ANNUAL MEETING POLICY

Our directors are expected to attend the Annual Meeting of Shareholders. In furtherance of this policy, our Board holds a regularly scheduled Board meeting on the same day as the Annual Meeting of Shareholders. All of the Board members attended the 2017 Annual Meeting of Shareholders in person except Mr. O’Brien, who attended by teleconference.

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COMMITTEES OF THE BOARD OF DIRECTORS

Our Board of Directors has established six standing committees as follows:

Director	Audit Committee	Compensation Committee	Executive Committee	Finance Committee	Governance Committee	Safety, Health and Environmental Affairs Committee
Thomas A. Fanning	•	•
O. B. Grayson Hall, Jr.			•	•	Chair
J. Thomas Hill			Chair
Cynthia L. Hostetler	•		•	Chair
Richard T. O’Brien	Chair		•			•
James T. Prokopanko		Chair	•		•
Kathleen L. Quirk	•			•
David P. Steiner					•	•
Lee J. Styslinger, III				•	•
Kathleen Wilson-Thompson		•	•			Chair
Number of meetings held in 2017	7	6	0	4	5	2

The charters of the Audit, Compensation and Governance Committees are available on our website at www.vulcanmaterials.com. You can also obtain a printed copy free of charge by writing to us at: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242.

All of the Board committees, other than the Executive Committee, are composed entirely of independent, non-management directors.

Audit Committee

The Audit Committee advises our Board and management from time to time with respect to internal controls, financial systems and procedures, accounting policies and other significant aspects of our company’s financial management. Pursuant to its charter, the Audit Committee selects our company’s independent registered public accounting firm and oversees the arrangements for, and approves the scope of, the audits to be performed by the independent registered public accounting firm. The Audit Committee’s primary responsibilities under its written charter include the following:

•	Hiring, evaluating and, when appropriate, replacing the independent registered public accounting firm, whose duty it is to audit our books and accounts and our internal control over financial reporting for the fiscal year in which it is appointed;

•	Determining the compensation to be paid to the independent registered public accounting firm and, in its sole discretion, approving all audit and engagement fees and terms and pre-approving all auditing and non-auditing services of such firm, other than certain de minimis non-audit services;

•	Reviewing and discussing with management, the independent registered public accounting firm and internal auditors our internal reporting, audit procedures and the adequacy and effectiveness of our disclosure controls and procedures;

•	Reviewing and discussing with management and the independent registered public accounting firm the audited financial statements to be included in our Annual Report on Form 10-K, the quarterly financial statements to be included in our Quarterly Reports on Form 10-Q, our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the selection, application and disclosure of accounting policies used in our financial statements;

•	Reviewing and discussing with management quarterly earnings press releases and financial information and earnings guidance provided to analysts and rating agencies; and

•	Reviewing and reassessing the adequacy of the Audit Committee Charter adopted by our Board, and recommending proposed changes to our Board.

In addition, the Audit Committee is responsible for reviewing and discussing with management our company’s policies with respect to risk assessment and risk management. Further information about the role of the Audit Committee in risk assessment and risk management are included in the Section entitled “Risk Management.”

The Audit Committee has established policies and procedures for the pre-approval of all services by the independent registered public accounting firm. See “Independent Registered Public Accounting Firm—Pre-Approval of Services Performed by Independent Registered Public Accounting Firm” on page 25 for more information.

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The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by our company regarding its accounting, internal controls and auditing matters. See “Corporate Governance—Policy on Reporting of Concerns Regarding Accounting Matters” on page 23 for more information.

The members of the Audit Committee are Messrs. O’Brien (Chair) and Fanning, and Mses. Hostetler and Quirk. All members of our Audit Committee are non-management directors. Our Board of Directors has determined that each is “independent” and “financially literate” within the meaning of the listing standards of the NYSE, SEC rules and regulations, and the Director Independence Criteria adopted by our Board of Directors and posted on our website at www.vulcanmaterials.com under “Investor Relations.” In addition, our Board has determined that both Mr. O’Brien and Ms. Quirk are “audit committee financial experts” as defined by rules adopted by the SEC. More details about the role of the Audit Committee may be found in the Report of the Audit Committee on page 24 of this proxy statement.

Compensation Committee

The Compensation Committee determines and oversees the execution of our company’s executive compensation philosophy, and oversees the administration of our company’s executive compensation plans.

The Compensation Committee is responsible for, among other things:

•	determining and setting the amount of compensation paid to each of our executive officers, including the CEO, senior corporate officers and heads of our business units;

•	reviewing compensation plans relating to our officers;

•	interpreting and administering the Executive Incentive Plan (EIP), the 2006 Omnibus Long-Term Incentive Plan (2006 Plan) and the 2016 Omnibus Long-Term Incentive Plan (2016 Plan); and

•	making recommendations to the Board with respect to compensation paid by our company to any director.

The Compensation Committee also reviews and discusses with management the Compensation Discussion and

Analysis required by SEC rules to be included in our proxy statement.

In July 2017, following a request for proposal process, the Compensation Committee decided to engage Meridian Compensation Partners, LLC as its new independent compensation consultant. For a description of the process undertaken by the Compensation Committee to set compensation and the role of our independent compensation consultant in that process, please refer to the Section entitled “Compensation Discussion and Analysis” in this proxy statement.

The members of the Compensation Committee are Mr. Prokopanko (Chair), Ms. Wilson-Thompson and Mr. Fanning. The Compensation Committee is composed solely of non-management directors who are “independent” within the meaning of the listing standards of the NYSE, SEC rules and regulations and the Director Independence Criteria. In addition, each Compensation Committee member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (Code).

Executive Committee

The Executive Committee has the same powers as our Board, except as limited by the New Jersey Business Corporation Act. Pursuant to its charter, the Executive Committee’s primary function is to exercise the powers of the Board on urgent matters arising between regularly scheduled board meetings when a quorum of the full Board is not available. Members of the Executive Committee are Messrs. Hill (Chair), Hall, O’Brien and Prokopanko, and Mses. Hostetler and Wilson-Thompson.

Finance Committee

The Finance Committee assists the Board in its oversight of the company’s actual and projected financial performance, capital structure and capital allocation, pension plans and 401(k) plans, and other matters of financial significance (e.g., acquisitions). The Finance Committee’s primary responsibilities under its written charter are:

•	reviewing the company’s actual year-to-date financial performance, estimated full year financial performance and projected long-term financial performance;

•	reviewing the company’s capital structure, credit metrics and credit ratings relative to its objectives, capital allocation plans/strategies, and projected near-term financing requirements;

•	reviewing and recommending to the Board, the company’s proposals for dividend policy and/or dividend payments; and

•	ensuring that the pension plans’ and 401(k) plans’ assets are managed in compliance with all applicable laws and regulations (e.g., ERISA), and reviewing the funded status of the pension plans to ensure compliance with minimum funding requirements under all applicable laws and regulations.

Every member of the Finance Committee is a non-management director who is “independent” within the meaning of the listing standards of the NYSE, SEC rules and regulations and the Director Independence Criteria. Members of the Finance Committee are Mses. Hostetler (Chair) and Quirk, and Messrs. Hall and Styslinger.

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Governance Committee

The Governance Committee is responsible for reviewing and assessing our policies and practices relating to corporate governance, including our Corporate Governance Guidelines. The Governance Committee also plans for the succession of the CEO and other senior executives. In addition, the Governance Committee serves as the nominating committee and is responsible for identifying and assessing director candidates, including making recommendations to our Board regarding such candidates. In fulfilling its responsibilities, the Governance Committee, among other things:

•	identifies individuals qualified to become Board members consistent with criteria established in its charter;

•	recommends director nominees to our Board for the next Annual Meeting of Shareholders; and

•	evaluates individuals suggested by shareholders as director nominees.

In recommending director nominees to the Board, the Governance Committee considers all of the factors listed under “Board Composition and Director Qualifications” set forth in this proxy statement.

The Governance Committee believes it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by the SEC rules, and for a substantial majority of the members of the Board to meet the definition of “independent” as defined by the listing standards of the NYSE, SEC rules and regulations and the Director Independence Criteria.

The Governance Committee also reviews our Board’s committee structure and recommends to our Board, for its approval, directors to serve as members of each committee. The Governance Committee also is responsible for overseeing the evaluations of the Board and its committees.

Members of the Governance Committee are Messrs. Hall (Chair), Prokopanko, Steiner and Styslinger. The Governance Committee is composed solely of non-management directors who are “independent” within the meaning of the listing standards of the NYSE, SEC rules and regulations and the Director Independence Criteria.

Safety, Health and Environmental Affairs Committee

The Safety, Health and Environmental Affairs Committee has the responsibility for reviewing our policies, practices and programs with respect to the management of safety, health and environmental affairs. It also monitors our compliance with safety, health and environmental laws and regulations and oversees operational risk. Every member of this Committee is a non-management director who is

“independent” within the meaning of the listing standards of the NYSE, SEC rules and regulations and the Director Independence Criteria. Members of the Safety, Health and Environmental Affairs Committee are Ms. Wilson-Thompson (Chair), and Messrs. O’Brien and Steiner.

RISK MANAGEMENT

Management

Our company has a management risk committee comprised of senior managers from various departments, including finance and accounting, operations, safety and health, legal, risk management, internal audit, community relations and human resources. The management risk committee meets on a regular basis to discuss and evaluate enterprise risks faced by the company. The committee develops mitigation plans in response to identified risks and monitors the implementation of such plans. The management risk committee makes regular reports to the Board and the Audit and Safety, Health and Environmental Affairs Committees.

Board of Directors

Although the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, our Audit Committee focuses on financial risk, including internal controls and cybersecurity risks. Our Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to our company’s compliance and ethics programs. In addition, our Safety, Health and Environmental Affairs Committee assists the Board in fulfilling its responsibilities with respect to monitoring operational risks and compliance with safety, health and environmental laws and regulations and works closely with our company’s legal and regulatory groups. Our Compensation Committee also assists the Board in fulfilling its oversight responsibilities to create long-term value for our company, while discouraging behavior that leads to excessive risk taking. Finally, our Finance Committee assists the Board in managing risk relating to investment of the company’s pension fund assets and debt/leverage risks. The Board is kept informed of its committees’ risk oversight and other activities through reports of the committees’ chairs to the Board. These reports are presented at Board meetings and include discussions of committee agenda topics. The Board also considers specific risk topics, including risks associated with our strategic plan, our capital structure, our development activities and other current risk topics.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our company and that our Board structure supports this approach.

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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None.

TRANSACTIONS WITH RELATED PERSONS

Transactions in which the company participates and in which any related person of the company has a direct or indirect material interest are subject to our Business Conduct Policy and are subject to review, approval or ratification, as appropriate under the circumstances, by the company under the standards enumerated in the Business Conduct Policy. Each director, executive officer and director nominee of the company receives and agrees to abide by our Business Conduct Policy. We also require our directors and executive officers to complete annually a director and officer questionnaire that requires disclosure of any related party transactions.

In assessing the independence of its members, the Board considers any interests a director may have in any transactions in which the company participates. The Board also considers other entities with which the directors are affiliated and any business the company has done with such entities.

Except as discussed below, since the beginning of our last fiscal year, no financial transactions, arrangements or relationships, or any series of them, were disclosed or proposed through our processes for review, approval or ratification of transactions with related persons in which (i) Vulcan was or is to be a participant, (ii) the amount involved exceeded $120,000, and (iii) any related person had or will have a direct or indirect material interest. A related person means any person who was a director, nominee for director, executive officer or 5% owner of our common stock or an immediate family member of any such person.

The company paid approximately $6.1 million in rent and royalty payments to Florida Rock Properties, Inc. (FRP) in 2017 in the ordinary course of its aggregates operations. Mr. Baker, our Senior Vice President, was the President and Chief Executive Officer of FRP through March 2017.

With respect to the transactions involving Messrs. Hall and Fanning described below, we do not believe that either individual had a direct or indirect material interest that would impair his independence or status as a “non-employee director” or “outside director” under applicable rules of the NYSE, SEC or the Code.

Mr. Hall, a member of our Board of Directors, is the Chairman and Chief Executive Officer of Regions Financial Corporation (Regions Financial), one of the nation’s largest full-service banking institutions. Regions Bank, a subsidiary of Regions Financial, provides lending, trustee and investment banking services to the company. Any loans made by Regions Bank to the company during fiscal year 2017 were made in the ordinary course of business, were made on substantially the same terms as those prevailing at the time for comparable loans with persons not related to the company, and did not involve more than the normal risk of collectability or present other unfavorable features.

Additionally, in 2017, the company sold approximately $429,000 worth of product to Southern Company, which is less than 1% of either company’s revenues for 2017. Mr. Fanning, a member of our Board of Directors, is the Chairman, President and CEO of Southern Company.

SHAREHOLDER COMMUNICATION WITH OUR BOARD OF DIRECTORS

Our Board has established a process for shareholders and other interested parties to communicate directly with the lead director or with the non-management directors individually or as a group. Any shareholder or other interested party who desires to contact one or more of our non-management directors, including our Board’s lead director, may send correspondence to the following address:

Board of Directors

(or lead director or name of individual director)

c/o Corporate Secretary

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

All such communications will be forwarded to the appropriate director or directors specified in such communications as soon as practicable in accordance with the Policy on Shareholder Communications with the Board, adopted by the independent directors in February 2004.

POLICY ON REPORTING OF CONCERNS REGARDING ACCOUNTING MATTERS

Our Business Conduct Policy (available on our website at www.vulcanmaterials.com under the heading “Investor Relations” under the subheading “Corporate Governance”) sets forth our policies regarding reporting of accounting-related concerns or complaints (as well as reporting of other concerns or complaints) to our Compliance Officer or the Audit Committee.

Any shareholder or interested party who has any concerns or complaints relating to accounting, internal accounting controls or auditing matters, may contact the Audit Committee by writing to the following address:

Vulcan Audit Committee

c/o Corporate Secretary

Vulcan Materials Company

1200 Urban Center Drive

Birmingham, Alabama 35242

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is responsible for, among other things, reviewing our company’s financial statements with management and our company’s independent registered public accounting firm. The Audit Committee acts under a written charter which is available on our website at www.vulcanmaterials.com. Each member of the Audit Committee is an independent director as determined by our Board, based on the requirements of the NYSE, the SEC and our Director Independence Criteria.

Our company’s management has the primary responsibility for our company’s financial statements and financial reporting process, including the system of internal controls. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of our company’s audited financial statements with generally accepted accounting principles. Our independent registered public accounting firm also audits, in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB), the effectiveness of our company’s internal controls over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.

In this context, the Audit Committee has reviewed and discussed our company’s audited financial statements with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 1301 “Communications with Audit Committees” issued by the PCAOB. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountant its independence. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of any non-audit services is compatible with the firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from our company and management.

Based on the reviews and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

Dated: February 22, 2018

AUDIT COMMITTEE

Richard T. O’Brien, Chair

Thomas A. Fanning

Cynthia L. Hostetler

Kathleen L. Quirk

The Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other company filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the company specifically incorporates the Report of the Audit Committee by reference therein.

24	REPORT OF THE AUDIT COMMITTEE	Vulcan 2018 Proxy Statement

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Aggregate fees billed to us for the fiscal years ended December 31, 2017 and 2016, by Deloitte & Touche LLP, and its affiliates (all of which are subsidiaries of Deloitte, LLP, the United States member firm of Deloitte Touche Tohmatsu Limited) were as follows:

	2017	2016
Audit Fees(1)	$3,134,945	$3,308,743
Audit-Related Fees(2)	161,790	176,512
Tax Fees	0	0
All Other Fees(3)	59,620	0
Total	$3,356,355	$3,485,255
(1)	Consists of fees for the audit of our financial statements, including the audit of the effectiveness of our internal controls over financial reporting, reviews of our quarterly financial statements, comfort letters, consents, and other services associated with other SEC filings.
(2)	Consists of fees for the audits of our employee benefit plans and accounting consultations relating to various asset transactions.
(3)	Consists of fees for services related to an internal audit quality assessment project.

PRE-APPROVAL OF SERVICES PERFORMED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, our company’s independent registered public accounting firm. At the beginning of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated and the related fees, to be rendered by the independent registered public accounting firm during the year.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting. The Audit Committee or the Chair of the Audit Committee pre-approved all audit, audit-related, tax, and other services performed by Deloitte & Touche LLP during the fiscal year ended December 31, 2017.

No audit-related, tax or other services were rendered in 2017 pursuant to the de minimis exception to the pre-approval requirement set forth in the Regulation S-X Rule 2-01(c)(7)(i)(C).

Vulcan 2018 Proxy Statement	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	25

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following is information regarding persons known to us to have beneficial ownership of more than 5% of the outstanding common stock of our company, which is our only outstanding class of voting securities, as of the dates indicated in the footnotes below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of shares)	Percent of Class
The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	13,687,934(1)	10.3%
State Farm Mutual Automobile Insurance Company and Affiliates One State Farm Plaza Bloomington, IL 61710	12,745,368(2)	9.6%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	10,394,204(3)	7.9%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	9,035,712(4)	6.8%

(1)	Based on information contained in a Schedule 13G/A, filed with the SEC on February 9, 2018. The Vanguard Group (Vanguard) reports sole power to vote (or direct the vote of) 187,416 shares and sole power to dispose (or direct the disposition of) 13,480,155 shares. Vanguard also reports shared power to vote (or direct the vote of) 24,918 shares and shared power to dispose (or direct the disposition of) 207,779 shares. Vanguard reports an aggregate amount of 13,687,934 shares beneficially owned.
(2)	Based on information contained in a Schedule 13G, filed with the SEC on February 8, 2018, by State Farm Mutual Automobile Insurance Company and various affiliated entities (State Farm). State Farm reports sole power to vote (or direct the vote of) and dispose (or direct the disposition of) 12,680,600 shares and the shared power to vote (or direct the vote of) and dispose (or direct the disposition of) 64,768 shares. State Farm reports an aggregate amount of 12,745,368 beneficially owned shares. Each entity listed in the Schedule 13G expressly disclaims beneficial ownership as to all shares as to which such entity has no right to receive the proceeds of the sale of the security and disclaims that it is part of a group.
(3)	Based on information contained in a Schedule 13G/A, filed with the SEC on February 8, 2018. BlackRock, Inc. (BlackRock) reports sole power to vote (or direct the vote of) 8,955,243 shares and sole power to dispose (or direct the disposition of) 10,394,204 shares. BlackRock reports an aggregate amount of 10,394,204 shares beneficially owned. Various persons have the right to receive, or the power to direct, the receipt of dividends and the proceeds from the sale of the company’s common stock. No one person’s interest in the company’s common stock is more than five percent of the total outstanding common shares.
(4)	Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2018. T. Rowe Price Associates, Inc. (Price Associates) reports sole power to vote (or direct the vote of) 3,764,311 shares and sole power to dispose (or direct the disposition of) 9,026,862 shares. Price Associates reports an aggregate amount of 9,035,712 beneficially owned shares. These securities are owned by various individuals and institutional investors for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. Price Associates declares that the filing of the Schedule 13G/A shall not be construed as an admission that Price Associates is the beneficial owner of the securities referred to, which beneficial ownership is expressly denied.

26	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	Vulcan 2018 Proxy Statement

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information, unless otherwise indicated, as of March 1, 2018, regarding beneficial ownership of our company’s common stock, our only outstanding class of equity securities, by each of our directors, each of our NEOs identified in the Summary Compensation Table on page 48 of this proxy statement, and our directors and executive officers as a group. We believe that, for each of the individuals set forth in the table below, such individual’s financial interest is aligned with the interests of our other shareholders because the value of such individual’s total holdings will increase or decrease in line with the price of our common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (# of shares)
Non-employee Directors(1)	Shares Owned Directly or Indirectly	Phantom Shares Held Pursuant to Plans	Total	Percent of Class
Thomas A. Fanning	0	5,002	5,002	*
O. B. Grayson Hall, Jr.	0	8,053	8,053	*
Cynthia L. Hostetler	0	2,482	2,482	*
Richard T. O’Brien	0	14,929	14,929	*
James T. Prokopanko	0	12,818	12,818	*
Kathleen L. Quirk(2)	0	435	435	*
David P. Steiner(3)	0	1,599	1,599	*
Lee J. Styslinger, III	4,002	11,804	15,806	*
Kathleen Wilson-Thompson	0	12,818	12,818	*

CEO and other NEOs(4)	Shares Owned Directly or Indirectly		Exercisable Options/ SOSARs	Deferred LTI Payments	Total	Percent of Class
Tom Hill	75,895	(5)	87,002	5,679	168,576	*
John McPherson	61,322	(6)	427,884	0	489,206	*
Stan Bass	35,637	(7)	50,130	10,798	96,565	*
Michael Mills	49,943	(8)	35,575	0	85,518	*
Tom Baker	15,002	(9)	1,834	0	16,836	*
All Directors and Executive Officers as a group (19 persons)					1,081,754	0.81%

*	Less than 1% of issued and outstanding shares of our company’s common stock.
(1)	Beneficial ownership for our non-employee directors includes all shares held of record or in street name and, if noted, by trusts or family members. The amounts also include non-forfeitable phantom shares settled in stock accrued under the Directors’ Deferred Compensation Plan and Deferred Stock Units (DSUs) awarded under the 2006 Plan and the 2016 Plan.
(2)	Ms. Quirk was elected to the Board in October 2017.
(3)	Mr. Steiner was elected to the Board in February 2017.
(4)	Beneficial ownership for the executive officers includes shares held of record or in street name. The amounts also include shares that may be acquired upon the exercise of options which are presently exercisable or that will become exercisable on or before April 30, 2018, shares credited to the executives’ accounts under our 401(k) Plan and any long-term incentive (LTI) payments from DSUs, Performance Share Units (PSUs) and Restricted Stock Units (RSUs) that may have been deferred into the Executive Deferred Compensation Plan.
(5)	Includes 19,047 shares held in 401(k) plan and excess benefit plan.
(6)	Includes 8,712 shares held in 401(k) plan and excess benefit plan.
(7)	Includes 13,698 shares held in 401(k) plan and excess benefit plan.
(8)	Includes 9,051 shares held in 401(k) plan and excess benefit plan.
(9)	Includes 267 shares held in 401(k) plan and excess benefit plan.

Vulcan 2018 Proxy Statement	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27

EQUITY COMPENSATION PLANS

The table below sets forth information regarding the number of shares of our common stock authorized for issuance under our equity compensation plans as of December 31, 2017.

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- Average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1):
2000 Florida Rock Industries Amended & Restated Stock Plan(2)
Stock-Only Stock Appreciation Rights	27,320	$45.52
Total 2000 Florida Rock Industries Amended & Restated Stock Plan	27,320		0(2)
2006 Omnibus Long-Term Incentive Plan(3)
Stock-Only Stock Appreciation Rights	2,135,967	$50.47
Performance Share Units	653,568
Restricted Stock Units	67,682
Deferred Stock Units for Non-employee Directors	104,352
Total 2006 Omnibus Long-Term Incentive Plan	2,961,569		2,359,256(3)
2016 Omnibus Long-Term Incentive Plan
Stock-Only Stock Appreciation Rights	79,200	$122.39
Performance Share Units	121,310
Restricted Stock Units	41,620
Deferred Stock Units for Non-employee Directors	22,280
Total 2016 Omnibus Long-Term Incentive Plan	264,410		7,586,360
Equity compensation plans not approved by security holders	NONE		NONE
Total of All Plans	3,253,299		9,945,616

(1)	All of our company’s equity compensation plans have been approved by the shareholders of our company or, in the case of the 2000 Florida Rock Industries Amended & Restated Stock Plan, by the shareholders of Florida Rock Industries, Inc. prior to our acquisition of that company. Column (a) sets forth the number of shares of common stock issuable upon the exercise of options, warrants or rights outstanding under the 2000 Florida Rock Industries Amended & Restated Stock Plan, the 2006 Plan and the 2016 Plan. The weighted-average exercise price of outstanding stock options is shown in Column (b). The remaining number of shares that may be issued under the equity compensation plans are shown in Column (c).
(2)	This plan was approved by the shareholders of Florida Rock Industries, Inc. Shares available have been adjusted for the merger transaction. Units were only available for granting of awards until September 30, 2010. Future grants will not be made under this plan. The plan will be used only for the administration and payment of grants that are outstanding.
(3)	Future grants will not be made under this plan. The plan will be used only for the administration and payment of grants that were outstanding when the 2016 Plan was approved.

28	EQUITY COMPENSATION PLANS	Vulcan 2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Discussion and Analysis describes the company’s executive compensation philosophy and programs for our named executive officers (NEOs). The company’s NEOs for 2017 were:

Name	Principal Position
J. Thomas Hill	Chairman, President and Chief Executive Officer
John R. McPherson	Executive Vice President and Chief Financial and Strategy Officer
Stanley G. Bass	Chief Growth Officer
Michael R. Mills	Chief Administrative Officer
Thompson S. Baker, II	Senior Vice President

Executive Summary

Vulcan’s unwavering commitment to reliability, quality and customer service has long provided us with a competitive edge, and we remain well-positioned as an industry leader. Vulcan’s mission continues to drive every aspect of our business, including the pay-for-performance philosophy of our executive compensation program. We believe that our approach to executive compensation appropriately aligns management’s interests with those of our shareholders and encourages a focus on producing long-term, sustainable shareholder value.

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2017 PERFORMANCE

FINANCIAL PERFORMANCE

Vulcan faced a challenging operating environment in 2017 largely due to record rainfall and flooding in California during the first quarter and Hurricanes Harvey and Irma and Tropical Storm Nate, which severely impacted our business from Texas, across the Southeast and up to North Carolina, during the second half of the year.

Despite these challenges, we achieved record revenues and net earnings in 2017 and remained diligent in executing our strategic plan and opportunistically expanding our company in high-growth markets.

We also further strengthened our balance sheet in 2017 by reducing our weighted-average interest rate below five percent and extending our weighted-average debt life to sixteen years, which better matches the long-lived assets in which we invest.

(1)	Adjusted EBITDA is a non-GAAP financial measure. We provide a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measures in Annex A to this proxy statement.
(2)	For the period beginning January 1, 2015 and ending December 31, 2017, assuming quarterly reinvestment of dividends.

30	COMPENSATION DISCUSSION AND ANALYSIS	Vulcan 2018 Proxy Statement

SAFETY PERFORMANCE

Our collective safety performance in 2017 was the best in our company’s 60-year history. Injury rates were reduced by one-third from the previous year, to a world-class level of 0.97 injury incidents per 200,000 hours worked, and our MSHA citation rate was 0.72 compared to an industry average of 2.13. Our safety performance is indicative of our culture and represents an engaged workforce that believes in employee ownership of safety and operational performance. We believe that the more engaged our managers are with their teams and the more engaged our employees are with each other, the safer and more effective our operations will become.

GROWTH AND ACQUISITION PERFORMANCE

We remain active in the pursuit of acquisitions and other value-creating growth investments. We believe this is one of the highest and best uses for the deployment of our capital. During 2017, we closed acquisitions totaling approximately $842 million. These acquisitions strategically enhanced our existing positions in Arizona, California, Florida, Georgia, Illinois, New Mexico, South Carolina, Tennessee and Virginia. In addition, we also invested $168 million in internal growth projects to secure new aggregates reserves, develop new production sites, enhance distribution capabilities and support the targeted growth of our asphalt and concrete operations. We believe this strategic, disciplined growth will improve our capacity to serve the needs of our customers and improve our core profitability.

(1)	Aggregates facilities include both aggregates quarries and sales yards.

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CONTINUOUS IMPROVEMENT PERFORMANCE

We remain focused on continuous improvements and making Vulcan an even better company. In 2017, we leveraged collaboration and performance improvement across the company’s operating divisions through our One Vulcan, locally led initiatives. These initiatives involve the following five strategic areas:

•	Commercial Excellence

•	Operations Excellence

•	Market Strategy

•	Financial Excellence, and

•	People and Values.

By combining company-wide performance improvement with strong local market leadership and autonomy, we believe we can achieve better sales and service, improved operations, faster growth, increased profitability and higher returns on capital.

COMPENSATION MIX

To ensure management’s interests are aligned with those of shareholders and the performance of our company, a substantial portion of our NEOs’ compensation is at-risk and will vary above or below target levels depending on company performance. Additionally, in order to align our executives’ interests with those of our shareholders, we have historically paid a majority of NEO compensation through long-term performance-based equity awards. In recent years, the Compensation Committee has awarded PSUs and SOSARs in order to tie executive compensation closely to company performance, including stock price growth. Of cash compensation paid, roughly half has historically been performance-based. The diagrams below show the percentage of our NEOs’ 2017 target compensation that was performance-based and at-risk in addition to the percentage each element of compensation comprises of our NEOs’ total compensation.

(1)	SOSARs means Stock-Only Stock Appreciation Rights calculated based on grant date fair value. See page 44 for more information.
(2)	Performance Shares refers to Performance Share Units (PSUs) calculated based on grant date fair value. See page 43 for more information.

SHAREHOLDER ENGAGEMENT AND SAY ON PAY RESULTS

At our 2017 Annual Meeting of Shareholders, over 97% of the votes cast were in favor of the advisory vote to approve compensation of our NEOs (“Say on Pay” vote). We believe the results of the 2017 Say on Pay vote demonstrate continued strong shareholder support for our current compensation program. Furthermore, during our shareholder engagement, shareholders were generally supportive of our executive compensation programs and accompanying disclosures.

We believe that the results of the Say on Pay vote and feedback from our shareholder outreach efforts, demonstrate our shareholders’ overall satisfaction and support of Vulcan’s executive compensation and governance practices.

32	COMPENSATION DISCUSSION AND ANALYSIS	Vulcan 2018 Proxy Statement

EXECUTIVE COMPENSATION PRACTICES

The table below highlights certain of our executive compensation practices, including practices we have implemented that drive performance as well as those not implemented because we do not believe they would serve our shareholders’ interests.

WHAT WE DO

• Pay for performance. Tie pay to performance by ensuring that a significant portion of NEO compensation is performance-based and at-risk.

• Median compensation targets. All compensation elements of our executives are generally targeted at the market median (50th percentile), subject to individual variation based on the Compensation Committee’s assessment of each executive’s performance, experience and responsibilities as well as internal equity considerations.

• PSUs are a substantial portion of LTI. PSU grants, tied to our relative performance against the S&P 500, comprised approximately 73% of the total value of annual long-term incentive grants made to our NEOs in 2017. SOSARs comprised the remaining 27%.

• “Double-Trigger” change of control requirement for long-term incentive awards. Our 2016 Plan provides that long-term incentive awards will not vest upon a change of control of Vulcan unless: (i) awards are not assumed, substituted or continued by the surviving company, or (ii) if such awards are assumed, substituted or continued by the surviving company, only upon a participant’s qualifying termination of employment.

• Robust share ownership guidelines with an equity retention requirement. We have stock ownership guidelines of 7 times base salary for the CEO and 4 to 5 times base salary for our other NEOs and an equity retention requirement of 50% of net shares paid as incentive compensation until ownership guidelines are met.

• Clawback Policy. We have a compensation recovery (clawback) policy that requires officers to forfeit certain cash-based incentive compensation and/or equity-based incentive compensation if the company restates its financial statements due to the officer’s misconduct.

• No pledging of shares. Our directors and officers are not permitted to pledge Vulcan shares as collateral for loans or any other purpose.
• No hedging. We prohibit directors and officers from engaging in short sales of Vulcan stock or similar transactions intended to hedge or offset the market value of Vulcan stock owned by them.
• Independent compensation consultant. The Compensation Committee uses an independent compensation consultant that provides no other services to the company.

WHAT WE DON’T DO

• Employment contracts. None of our NEOs have employment contracts that guarantee continued employment.
• Dividends on unvested PSUs. Our PSUs require 3 or 4 years to vest and dividends are neither paid nor accrued during such vesting period.
• Repricing. Stock options and SOSAR exercise prices are set equal to the grant date market price and may not be repriced.
• Excessive Change of Control Agreements. Neither our Change of Control Agreements nor our Change of Control Plan provide for:
• “Single-trigger” termination right;
• Inclusion of long-term incentive value in the calculation of cash severance; or
• Excise tax gross-ups.

Vulcan 2018 Proxy Statement	COMPENSATION DISCUSSION AND ANALYSIS	33

Executive Compensation Program in Detail

COMPENSATION PHILOSOPHY

The dedication and performance of our employees, including our NEOs, enable us to accomplish our corporate goals. The compensation program for our NEOs is intended to motivate them to achieve Vulcan’s strategic goals and operational plans while adhering to our high ethical business standards.

Vulcan’s executive compensation program is centered on a pay-for-performance philosophy, which aligns executive compensation with shareholder value and ultimately impacts our compensation program design.

OUR THREE COMPENSATION PRINCIPLES

Link a significant portion of compensation to performance.

We believe that compensation levels should reflect performance—both the performance of Vulcan and the performance of the recipient. This is accomplished by:

• Motivating, recognizing and rewarding individual excellence

• Paying short-term cash bonuses based upon company financial performance and individual performance

• Linking long-term compensation to our company’s stock performance through the use of PSUs and SOSARs

Maintain competitive compensation levels.

We strive to offer programs and levels of compensation that are competitive with those offered by industrial companies of similar size, value and complexity in order to attract, retain and reward our NEOs.

Align management’s interests with those of shareholders.

Our programs encourage NEOs to remain with us and to increase long-term shareholder value by granting long-term equity-based awards each year and tying short-term cash bonuses to the achievement of economic profit targets closely aligned with the creation of shareholder value.

BENCHMARKING COMPENSATION AND PEER GROUP DEVELOPMENT

On an annual basis, the Compensation Committee reviews a benchmarking analysis of total compensation for our CEO and other NEOs relative to market data. Our compensation consultant develops market data appropriate for a company of our size using a combination of peer group data and market surveys.

General

Compensation data from our peer group companies is adjusted to eliminate distortions that may result from companies in the peer group being of differing sizes. Adjustments are made through the use of statistical regression analysis of total revenues for companies in the peer group, which is a common practice and used extensively in the compensation consulting industry. This technique considers the relationship between actual compensation and revenue levels for the peer group companies and enables us to estimate compensation levels appropriate for an organization of our size.

34	COMPENSATION DISCUSSION AND ANALYSIS	Vulcan 2018 Proxy Statement

Peer Group

Our peer group for 2017 compensation decisions was comprised of 28 companies from the following industries: Construction Materials, Building Products, Construction Equipment, Engineering and Construction, Forest Products, Coal Mining, Metals Mining and Metals Producers/Manufacturers. Our peer group (whose median market capitalization at year end was approximately $14.0 billion as compared to our market capitalization at year end of approximately $17.0 billion) consisted of the following companies:

•	Armstrong World Industries, Inc.

•	Compass Minerals International, Inc.

•	CONSOL Energy Inc.

•	Cummins Inc.

•	D.R. Horton, Inc.

•	Eagle Materials Inc.

•	Fortune Brands Home & Security, Inc.

•	Freeport-McMoRan Inc.

•	Granite Construction Incorporated

•	Jacobs Engineering Group Inc.

•	Joy Global Inc.

•	Lennar Corporation

•	Louisiana-Pacific Corporation

•	Martin Marietta Materials, Inc.
•	Masco Corporation

•	Newmont Mining Corporation

•	Nucor Corporation

•	Owens Corning

•	PFG Industries, Inc.

•	PulteGroup, Inc.

•	The Sherwin-Williams Company

•	Stanley Black & Decker, Inc.

•	Terex Corp.

•	The Mosaic Company

•	USG Corporation

•	Waste Management, Inc.

•	WestRock Company

•	Weyerhaeuser Company

Use of Peer Group and Market Compensation Studies

The peer group compensation data, in combination with consideration of each NEO’s experience, responsibilities and performance, assist the Compensation Committee in making informed, market-based decisions regarding our executive pay program.

In an effort to provide an additional reference point for competitive pay, our compensation consultant conducts an executive market study (using survey data from Aon and

Willis Towers Watson, two global consulting firms specializing in compensation practices) that compares our NEOs’ total compensation to that of similarly situated executives among U.S. manufacturing companies with revenues between $1 billion and $4.9 billion.

Using the peer group analysis and the Aon and Willis Towers Watson survey data, we seek to provide target compensation at a competitive level for each of the three elements: base salary, short-term cash bonus and long-term equity-based awards.

Vulcan 2018 Proxy Statement	COMPENSATION DISCUSSION AND ANALYSIS	35

This analysis serves as a starting point for evaluating appropriate levels of base salary. We generally target base salaries at the 50th percentile of the market as determined by our analysis, which we believe is the appropriate level for ensuring the competitiveness of our compensation.

We set the target cash bonus opportunity for our NEOs at competitive market levels consistent with similarly situated executives in our size adjusted comparison group and in the compensation surveys. Corporate performance at target levels is intended to yield a bonus for each NEO at a level approximately equal to the median level indicated in the compensation study with respect to similarly situated executive officers.

We establish a standard percentage of each NEO’s base salary to be used as the targeted value of long-term awards to each NEO. The Compensation Committee sets the standard at approximately the 50th percentile of the awards made to individuals with similar positions in the market as determined by our competitive market analysis.

KEY PAY ELEMENTS

The following chart summarizes the key pay elements for our NEOs. Each element is described in detail beginning on page 41 in the Section “Elements of Compensation.”

*	EBITDA EP is a non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to our results reported under GAAP.

36	COMPENSATION DISCUSSION AND ANALYSIS	Vulcan 2018 Proxy Statement

Compensation Decision Process

COMPENSATION COMMITTEE	Composed entirely of independent directors

• Annually reviews and approves corporate goals and objectives relevant to CEO’s compensation
• Reviews CEO’s performance and independent compensation consultant’s recommendations and, accordingly, determines CEO’s compensation
• Presents CEO’s overall compensation package to the entire Board of Directors for ratification
• Determines and sets base salary and short- and long-term incentives for other NEOs
• Administers Executive Incentive Plan (EIP), 2006 Omnibus Long-Term Incentive Plan (2006 Plan) and 2016 Omnibus Long-Term Incentive Plan (2016 Plan)

COMPENSATION COMMITTEE CHARTER

The Compensation Committee administers our executive compensation program in accordance with our Compensation Committee Charter. The current charter is available at www.vulcanmaterials.com. On our website, select “Investor Relations,” then “Corporate Governance.” From there, you can visit our “Committees” page, which lists the composition of our board committees as well as their respective charters.

FORMER INDEPENDENT COMPENSATION CONSULTANT	Compensation Strategies, Inc. (CSI)

CSI was engaged by the Compensation Committee as its independent compensation consultant through July 2017. In 2017, CSI:
• Provided the Compensation Committee with observations and recommendations on compensation and benefits for our CEO and other NEOs
• Provided its recommendations with respect to Board compensation, as well as its advice on regulatory compliance and development of new programs
• Had representatives attend two meetings of the Compensation Committee in 2017

ABOUT CSI

CSI was engaged by the Compensation Committee and did not provide any other services to the company. The Compensation Committee determined that CSI’s work as the Compensation Committee’s compensation consultant did not present any conflicts of interest.

Vulcan 2018 Proxy Statement	COMPENSATION DISCUSSION AND ANALYSIS	37

NEW INDEPENDENT COMPENSATION CONSULTANT	Meridian Compensation Partners, LLC (Meridian)

In July 2017, following a request for proposal process, the Compensation Committee decided to retain Meridian as its new independent compensation consultant. In 2017, Meridian:
• Provided the Compensation Committee with observations and recommendations on compensation and benefits for our CEO and other NEOs

• Performed interviews with the Chair of the Compensation Committee and members of our management team to assist in the transition between independent compensation consultants and to gain a more in-depth understanding of our current programs and processes

• Advised and assisted the Compensation Committee in the implementation of a new peer group for 2018 compensation decisions

• Conducted a benchmarking market study and analysis of executive compensation practices to ensure that our compensation programs are reasonable and competitive

• Had representatives attend two meetings of the Compensation Committee in 2017

ABOUT MERIDIAN

Meridian is engaged by and reports to the Compensation Committee, and occasionally meets with management to discuss compensation initiatives and issues. Meridian does not provide any other services to the company. The Compensation Committee determined that Meridian’s work as the Compensation Committee’s compensation consultant did not present any conflicts of interest.

MANAGEMENT

• Supports the Compensation Committee by providing information and analyses, and occasionally meets with our independent compensation consultant to discuss compensation initiatives and competitive practices

• The CEO is responsible for establishing annual performance goals for each of the other NEOs
• The CEO is responsible for conducting an annual performance evaluation of each of the other NEOs against pre-established goals
• Based on performance and competitive benchmarking reports, the CEO makes recommendations to the Compensation Committee for the compensation of the other NEOs

38	COMPENSATION DISCUSSION AND ANALYSIS	Vulcan 2018 Proxy Statement

THE ROLE OF INDIVIDUAL PERFORMANCE

Each NEO’s base salary and annual bonus is determined through thoughtful consideration of individual performance, company performance, competitive market pay as well as individual responsibilities and experience.

CEO Evaluation

With respect to our CEO, the independent members of our Board use a formal process for evaluating his performance. Each Board member provides a written evaluation in the areas of leadership, strategic planning, financial performance, safety performance, customer relations, personnel management, communications, board relations and overall performance. In its performance deliberations, the Compensation Committee has access to the input from the full Board and independently assesses the CEO’s performance.

Other NEOs Evaluation

For our NEOs other than our CEO, the Compensation Committee reviews performance reports, as prepared by our CEO. Individual performance is based primarily on the extent to which each NEO achieves a series of set goals throughout the period.

The following are notable individual accomplishments of each NEO in 2017.

TOM HILL Chairman, President and Chief Executive Officer

Mr. Hill’s accomplishments during the year included:

•  Leading the organization to the safest year in Vulcan’s history, reducing our injury incident rate by 29%, through employee engagement and safety initiatives

•  Providing proactive capital stewardship, resulting in financing of approximately $1 billion of acquisitions and other growth initiatives, and reinvesting in core maintenance capital while reducing the company’s cost of capital

•  Enhancing the organization’s effectiveness through the implementation of “One Vulcan” process improvements in our operations, sales and support functions

•  Strengthening company-wide understanding of “The Vulcan Way” as the embodiment of the company’s culture, as evidenced by increased organizational engagement and appreciation of Vulcan’s mission and values; Vulcan ranked in the top decile of surveyed organizations in McKinsey & Company’s Organizational Health Index

JOHN MCPHERSON Executive Vice President and Chief Financial and Strategy Officer

Mr. McPherson’s accomplishments during the year included:

•  Continuing to build underlying company financial strength: pushing out debt maturities, reducing cost of debt and returning the company to full investment-grade status

•  Strengthening the organization’s ability to deliver against intermediate-term growth expectations, including driving continuous improvement in our logistics and procurement sourcing efforts

•  Aligning and strengthening enterprise leadership capabilities in our support functions through strategic organizational design initiatives

•  Driving and supporting continued improvements in our performance management and business planning processes

Vulcan 2018 Proxy Statement	COMPENSATION DISCUSSION AND ANALYSIS	39

STAN BASS Chief Growth Officer

Mr. Bass’ accomplishments during the year included:

•  Leading our growth strategy through the acquisition of eight construction materials businesses for $842 million; also led strategic internal growth projects, including greenfield initiatives and reserve development activities that totaled $168 million

•  Leading the development and implementation of company-wide land management strategies and enhancing revenue through alternative sources including rental income, recycled materials, landfills, mitigation properties and water recharge pits

•  Guiding the implementation of strategic commercial excellence initiatives to further enhance our competitive market advantages and sales capabilities throughout the company

•  Partnering with local leadership teams to develop market-specific growth strategies aligned with our overall organizational “aggregates centric” focus

MICHAEL MILLS Chief Administrative Officer

Mr. Mills’ accomplishments during the year included:

•  Driving a “high performance, high value” culture and accompanying habits through initiatives focused on enhancing safety, diversity and inclusion and performance management

•  Developing improved enterprise-wide, strategic talent management processes

•  Enhancing the company’s compensation and benefits planning and delivery practices

•  Continuing to lead the international strategy for the organization, including managing our Mexican-related investments, mentoring international leadership and pursuing additional opportunities for business development

TOM BAKER Senior Vice President

Mr. Baker’s accomplishments during the year included:

•  Leading successful sales and operations efforts in four of our operating divisions while engaging local management teams in the development and implementation of strategic action plans

•  Leveraging experience and industry knowledge to support organizational priorities, specifically in the areas of acquisitions, divestitures and other business development projects

•  Providing executive support for safety initiatives in the divisions for which he is responsible, resulting in a 46% decrease in injury incident rates from 2016 to 2017 and surpassing the established safety targets

•  Further strengthening organizational talent capabilities through the mentorship of high potential leaders

40	COMPENSATION DISCUSSION AND ANALYSIS	Vulcan 2018 Proxy Statement

Elements of Compensation

Our elements of compensation, all of which are discussed in greater detail below, include:

•	Base salary

•	Short-term performance-based bonus

•	Long-term equity incentives
•	Benefits and perquisites

•	Change of control protections and post-termination agreements

•	Retirement benefits

BASE SALARY

The base salary element of our compensation program is designed to be competitive with compensation paid to similarly-situated, competent and skilled executives.

The Compensation Committee uses the information and procedures described below to set base salaries tied to individual performance, contribution to business results and market compensation comparisons. The Compensation Committee determines if base salary adjustments are appropriate for our NEOs after considering all of the following factors:

•	NEO’s performance relative to the pre-established goals and objectives in his areas of responsibility

•	NEO’s overall managerial effectiveness with respect to leadership planning, personnel development, communications, regulatory compliance and similar matters

•	Competitive pay levels for similarly-situated executives set forth in compensation surveys and our peer group

•	Changes in NEO’s responsibilities

•	Marketplace trends in salary increases

•	NEO’s level of expertise and potential for future contributions to the company, retention risks, and fairness in view of our overall salary increases

•	Economic environment and its impact on the company

We review the base salaries of the NEOs annually, and also at the time of any promotion or change in responsibilities. The following table sets forth the annual base salary of each NEO at December 31, 2017:

NAME	POSITION	2017 SALARY
Tom Hill	Chairman, President and Chief Executive Officer	$1,020,000
John McPherson	Executive Vice President and Chief Financial and Strategy Officer	$804,000
Stan Bass	Chief Growth Officer	$590,000
Michael Mills	Chief Administrative Officer	$590,000
Tom Baker	Senior Vice President	$550,000

OUR NEOS FOR 2017 AND THEIR TENURES WITH VULCAN
Tom Hill	28 years
John McPherson	6 years
Stan Bass	21 years
Michael Mills	27 years
Tom Baker	28 years(1)

(1)	Includes Mr. Baker’s tenure with Florida Rock Industries, Inc. Mr. Baker rejoined Vulcan in March 2017.

Vulcan 2018 Proxy Statement	COMPENSATION DISCUSSION AND ANALYSIS	41

SHORT-TERM PERFORMANCE-BASED BONUS

Our short-term cash bonus incentive program is designed to motivate our executives, including the NEOs, and reward them with cash payments for achieving quantifiable, pre-established business results. We pay short-term incentives to our NEOs under the shareholder-approved Executive Incentive Plan (EIP).

Determining Bonus Payable

We use EBITDA Economic Profit (EBITDA EP*), which incorporates Return on Capital Employed (ROCE), as our short-term incentive metric. We believe this metric provides an incentive for management to carefully consider deployment of capital as the company increases capital expenditures during the current construction up cycle.

EBITDA EP measures the extent to which Adjusted EBITDA exceeds an operating capital charge. Adjusted EBITDA EP is based on Adjusted EBITDA, but includes other performance adjustments, such as business acquisition performance versus planned performance. The operating capital charge is based on our company’s average assets and liabilities associated with Adjusted EBITDA EP multiplied by the estimated pretax cost of capital. We believe that changes in EBITDA EP positively correlate with changes in shareholder value better than other commonly used financial performance measures.

The 2017 EBITDA EP target of $384.6 million was based on performance during the preceding three years, weighted most heavily on the most recent fiscal year, less certain gains on sales of property or assets. The Compensation Committee determined to pay cash bonuses for 2017 financial performance (as reflected in the table below) based on EBITDA EP of $463.5 million, which was $78.9 million above the target.

The Compensation Committee also considers the company’s safety performance when determining bonuses payable to our NEOs. The company’s actual safety performance is measured against pre-established goals set by the Compensation Committee and can result in an increase in each NEO’s bonus payable by up to 20 bonus points or a decrease of up to 25 bonus points. A bonus point is equal to 1% of the NEO’s performance bonus multiple. For 2017, the company achieved a world-class safety record with a total incident injury rate of 0.97 for every 200,000 employee hours worked. World-class performance is generally recognized as an injury rate of less than 1.0 per 200,000 employee hours worked. As a result, each NEO received an increase of 15 bonus points to his performance bonus multiple used to calculate his bonus for 2017.

*	EBITDA EP is a non-GAAP measure. See Annex A for a reconciliation of non-GAAP financial measures to our results reported under GAAP.

Target and Actual Bonus

The table below shows for each NEO the target bonus, the maximum bonus payable under the EIP, and the actual cash bonus paid to each NEO based on 2017 financial performance. The maximum bonuses payable, referenced in the table below, are established under the shareholder-approved EIP. The EIP permits the payment of bonuses based on financial performance of up to 4 times a NEO’s target bonus, but not to exceed $7 million. In 2017, the Compensation Committee took action to limit the maximum cash bonuses for 2017 financial performance to 2.5 times each NEO’s target bonus as set in February 2017.

Name	Base Salary	“Target Bonus” as a Percentage of Base Salary	Target Bonus Amount	Maximum Bonus(1)	Cash Bonus Paid Based on 2017 Performance
Tom Hill	$1,020,000	115%	$1,173,000	$2,932,500	$1,722,000
John McPherson	$804,000	110%	$884,400	$2,211,000	$1,298,000
Stan Bass	$590,000	80%	$472,000	$1,180,000	$692,900
Michael Mills	$590,000	80%	$472,000	$1,180,000	$692,900
Tom Baker	$550,000	70%	$385,000	$962,500	$577,400

(1)	The amounts in this column equal 2.5 times the target bonus, which is the maximum bonus allowed by the Compensation Committee.

Meeting the Minimum Performance Threshold under the Executive Incentive Plan (EIP)

In order for the NEOs to be eligible to receive a cash bonus, the company must attain a minimum performance threshold for the year, as established by the Compensation Committee. The minimum performance threshold is used only to determine a NEO’s eligibility for a bonus payment under the EIP. If the minimum performance threshold is met, the actual amount of bonus payable is calculated in accordance with the process described in “Determining Bonus Payable.” For 2017, the minimum threshold was either: (1) cash earnings in the amount of $300 million; or (2) EBITDA in the amount of $500 million. Company performance exceeded each of these established minimum thresholds.

If the Compensation Committee determines that either of the minimum performance thresholds are met, our NEOs may receive a bonus under the EIP, subject to the Compensation Committee’s discretion to adjust the bonus downward. The Compensation Committee cannot exercise upward discretion.

42	COMPENSATION DISCUSSION AND ANALYSIS	Vulcan 2018 Proxy Statement

LONG-TERM EQUITY INCENTIVES

Our long-term equity incentive compensation program rewards the NEOs based on the future performance of our company, by providing awards for creating value for our shareholders. The goals of the long-term incentive program are to:

•	Ensure NEOs’ financial interests are aligned with our shareholders’ interests

•	Motivate decision-making that improves financial performance over the long-term

•	Recognize and reward superior financial performance of our company

•	Provide a retention element to our compensation program

•	Promote compliance with the stock ownership guidelines for executives

Based principally on data and analysis from its independent compensation consultant, the Compensation Committee establishes a “standard” long-term equity incentive opportunity, expressed as a percentage of each NEO’s base salary, to be used when making long-term equity awards.

Our 2016 Plan provides a variety of alternative types of awards that the Compensation Committee may use, at its discretion, for granting long-term incentives. The 2016 Plan became effective on May 13, 2016, after it was approved by our shareholders at our 2016 Annual Meeting. The types of awards authorized under the 2016 Plan include:

•	stock options

•	stock-only stock appreciation rights (SOSARs)

•	performance share units (PSUs)

•	restricted stock units (RSUs)

In recent years, the Compensation Committee has used PSUs, SOSARs or a combination of both for annual equity incentive grants.

2017 Long-Term Incentive Grants

Annually at its February meeting, the Compensation Committee grants long-term incentive awards. All such equity-based awards are priced on the date of grant. Typically, any additional equity-based incentive grants are made to NEOs during the year only upon hire or promotion.

In 2017, the Compensation Committee made the annual long-term incentive grant to the NEOs in the form of a combination of SOSARs and PSUs. PSU grants comprised approximately 73% of the total value of the annual long-term incentive grants made to each NEO, while SOSARs comprised the remaining 27%. The number of equity-based awards granted is determined by valuing SOSARs and PSUs under valuation principles similar to generally accepted accounting principles (in the case of SOSARs, a Black-Scholes option pricing model, and in the case of PSUs, a Monte Carlo simulation model). The Compensation Committee normally grants a number of equity-based awards that produces an award value on the date of the grant that approximates the 50th percentile level of awards made to similarly-situated executives determined by our competitive market analysis. However, the Compensation Committee may make adjustments each year to the number of units granted.

A summary of all long-term incentive (LTI) grants made to NEOs in 2017 is as follows:

Name	2017 ANNUAL GRANTS		Total LTI Grants
	SOSARs	PSUs
Tom Hill	23,900	23,900	47,800
John McPherson	15,700	15,700	31,400
Stan Bass	6,900	6,900	13,800
Michael Mills	6,900	6,900	13,800
Tom Baker	5,500	5,500	11,000

These awards are also reflected in the Summary Compensation Table on page 48 and the Grants of Plan-Based Awards table on page 49.

Performance Share Units (PSUs)

PSUs granted in 2017 will vest at the end of a three-year period to the extent that the company has met the performance goals established by the Compensation Committee. Vested PSUs are paid in Vulcan common stock. Unvested PSUs do not earn dividends. For PSUs granted in 2017, the performance measurement is the company’s total shareholder return (TSR) percentile rank relative to the TSR of the S&P 500 for the three-year period ending December 31, 2019. The Compensation Committee chose the S&P 500 as the comparison group for relative TSR performance because it is a broad and stable index group that represents investors’ alternative capital investment opportunities. Vulcan is also a member of the S&P 500.

Vulcan 2018 Proxy Statement	COMPENSATION DISCUSSION AND ANALYSIS	43

The following table shows the payout percentage of 2017 PSUs that will vest over the three-year period based on levels of performance achieved.

PERFORMANCE SHARE UNIT PAYMENT TABLE(1)
Grant Value	Three-Year Average TSR Percentile Rank Relative to S&P 500 Index	% of PSUs Payable(2)
Value of awards made to similarly-situated executives at the 50th percentile, based upon a market analysis	75th or more	200
	50th	100
	25th or less	0

(1)	If the company’s three-year average TSR relative to the S&P 500 Index is at the 50th percentile, the full award is paid. The payout is adjusted incrementally for performance above and below the 50th percentile and can range from 0% to 200%.
(2)	Payouts interpolated for returns between 25th and 50th percentile and 50th and 75th percentile.

Stock-Only Stock Appreciation Rights (SOSARs)

SOSARs entitle the recipient to receive, at the time of exercise, shares of Vulcan stock with a market value equal to the difference between the exercise price (the closing price of Vulcan stock on the date of grant) and the market price of Vulcan stock on the date the SOSARs are exercised. SOSARs have a ten-year term and vest at a rate of one-third annually over the first three years of their term.

Payments of Prior Grants

In February 2017, our NEOs received payment for PSUs that were granted in 2013 which vested on December 31, 2016 because the applicable performance criteria were satisfied. These PSUs were paid out at 150.1% of the amount of the original grant made in 2013. The PSU payment percentage of 150.1% was based on TSR performance of our common stock relative to the TSR performance of the companies that comprise the S&P 500 Index during the four-year performance period.

PAYMENT CALCULATION FOR PSUs GRANTED IN 2013 PAID FEBRUARY 16, 2017
Name	Units Granted in 2013	Percentage Payable	Units Payable
Tom Hill	7,000	150.1%	10,507
John McPherson	8,100	150.1%	12,159
Stan Bass	7,000	150.1%	10,507
Michael Mills	7,000	150.1%	10,507
Tom Baker(1)	*	*	*

(1)	Mr. Baker rejoined Vulcan in 2017 and therefore did not receive PSUs in 2013.

Additionally, In December 2017, Messrs. Hill, McPherson and Mills each received payment for 20,000 Restricted Stock Units (RSUs) that were granted in 2013, as part of our succession planning and retention efforts. These RSUs cliff vested on December 20, 2017.

BENEFITS AND PERQUISITES

NEOs participate in each of the benefit plans or arrangements that generally are made available to all salaried employees including:

•	medical and dental benefits;

•	life, accidental death and disability insurance; and

•	retirement plans.

Our company pays 100% of the premiums for individual long-term disability policies that insure base salary and target bonus in excess of that insured under the group contract up to a limit of $700,000 in covered compensation.

We provide company-owned cars to the NEOs for their use. Additionally, we pay for the insurance, maintenance and fuel for such vehicles. Executives reimburse our company for a portion of the expense associated with personal use of these vehicles. In addition, the value of personal mileage is charged to the NEO as imputed income.

We also make the company-owned aircraft available to the CEO and other senior executives for business travel. The aircraft is available to the CEO and the other NEOs for personal use at the expense of the NEO. In 2017, each of John McPherson and Stan Bass used the company-owned aircraft for commuting use on eight occasions and four occasions, respectively, and the amount attributable to that

44	COMPENSATION DISCUSSION AND ANALYSIS	Vulcan 2018 Proxy Statement

use was included in each NEOs taxable income for the year. Depending on availability, Mr. McPherson also is permitted to ride along on the corporate aircraft when it is already scheduled to fly to a specific destination for a business purpose. This use has no incremental cost to Vulcan. During 2017, Mr. McPherson rode along on eight such trips on the corporate aircraft when it already was scheduled to fly between Texas and our corporate headquarters in Birmingham, Alabama. The amounts attributable to these ride-alongs were included in his taxable income for the year. In 2017, Tom Hill also used the company-owned aircraft for personal reasons on two occasions, and the amount attributable to each of those uses was included in his taxable income for the year. Except as set forth above, none of the other NEOs received a personal benefit from the use of company-owned aircraft.

We do not provide other perquisites to the NEOs.

The Compensation Committee reviews our policies and determines whether and to what extent perquisites should be modified or continued.

CHANGE OF CONTROL PROTECTIONS AND POST-TERMINATION AGREEMENTS

Effective as of January 1, 2016, Vulcan entered into new Change of Control Employment Agreements (COC Agreements) with Messrs. Hill, McPherson, Bass and Mills to replace prior change of control severance agreements. Each of the COC Agreements covers a term of three years and will be automatically extended annually for subsequent three-year terms unless Vulcan gives prior notice of non-extension. In the event of a change of control, said COC Agreements entitle the executives to continue employment with Vulcan for two years following the change of control, during which time period the executive will continue to hold a position and duties, and receive compensation and benefits, commensurate with the practices in effect during the four-month period prior to the change of control. Severance benefits under each COC Agreement will be payable following a qualifying termination (termination by the executive for good reason or by Vulcan without cause) that occurs within two years following (or prior to, but in connection with) a change of control. A change of control is defined to include: (a) the acquisition of 30% or more of the outstanding Vulcan stock or voting power by an individual, entity or group; (b) a change in the majority of the board of directors of Vulcan that is not endorsed by the incumbent board of directors; and (c) consummation of a reorganization, merger, consolidation or similar corporate transaction that results in a new group holding at least 50% of the beneficial ownership of the outstanding Vulcan stock or voting power.

The COC Agreements provide for a payment of 3 times the sum of base salary and average bonus upon a change of control. Mr. Baker is subject to the Change of Control Severance Plan for Senior Officers (COC Plan), effective as of January 1, 2016, that provides for payment of 2.5 times the sum of base salary and average bonus upon a change of control. Other than the payout amount, the terms of the COC Plan are consistent with the COC Agreements.

We provide change of control protections to provide for retention and continuity in order to minimize disruptions during a pending or anticipated change of control. For a detailed description of these change of control benefits, refer to “NEO Change of Control Agreements and Related Cash Severance Benefits” on page 54.

RETIREMENT BENEFITS

Our company provides the following retirement benefits to our NEOs:

Benefit	Background
Retirement Plan*	This pension plan covers all salaried employees of our company hired prior to July 15, 2007. As of December 31, 2013, benefits under the Retirement Plan were frozen. The plan was amended to freeze service accruals effective December 31, 2013 and pay accruals effective December 31, 2015.
Supplemental Plan*	The Unfunded Supplemental Benefit Plan provides for benefits that are curtailed under the Retirement Plan and the 401(k) Plan due to Internal Revenue Service pay and benefit limitations for qualified plans. This Plan is designed to provide retirement income benefits, as a percentage of pay, which are similar for all employees regardless of compensation levels. The Unfunded Supplemental Benefit Plan eliminates the effect of tax limitations on the payment of retirement benefits, except to the extent that it is an unfunded plan and a general obligation of our company. As of December 31, 2013, pension plan benefits under the Supplemental Retirement Plan were frozen. The plan was amended to freeze service accruals effective December 31, 2013 and pay accruals effective December 31, 2015. Supplemental 401(k) benefits continue to accrue under this plan.
401(k) Plan	This plan has two components: (1) an employee contribution feature with company matching and (2) a profit-sharing feature.
*A discussion of all retirement benefits provided to the NEOs is set forth under the heading “Retirement and Pension Benefits” beginning on page 52.

Vulcan 2018 Proxy Statement	COMPENSATION DISCUSSION AND ANALYSIS	45

Stock Ownership Guidelines

In order to align the interests of the NEOs with our shareholders’ interests and to promote a long-term focus for these officers, our company has executive stock ownership guidelines for the officers of our company. The guidelines are based on management’s and the compensation consultant’s assessment of market practice. The stock ownership requirements are higher for the CEO than for the other NEOs. The table below shows the guidelines for the NEOs, expressed as a multiple of base salary:

Name	Multiple of Base Salary Ownership Guidelines
Tom Hill	7x
John McPherson	5x
Stan Bass	4x
Michael Mills	4x
Tom Baker	4x

What Counts Toward the Guideline

•	shares owned personally

•	shares in the Vulcan 401(k) savings plan or other qualified retirement plans

•	shares in the company’s deferred compensation and nonqualified supplemental benefit plans

•	grants of restricted stock units (RSUs)

•	shares owned by a family member, shares held in trust for the benefit of the NEO or a family member, or shares held in trust for which such officer is trustee

What Does Not Count Toward the Guideline

•	“in the money” value of vested SOSARs

•	unvested performance share units (PSUs)

Annually, our CEO reviews compliance with the ownership guidelines and reports the results to the Compensation Committee. As of February 1, 2018, all of the NEOs meet or exceed our ownership guidelines except Mr. Baker, who rejoined Vulcan in March 2017 and has five years to meet such guidelines.

Share Retention Requirements

Pursuant to the equity retention policy in our stock ownership guidelines, all NEOs are required to retain 50% of net shares paid as incentive compensation until such officer meets or exceeds the applicable ownership guidelines.

Risk, Accounting and Tax Considerations

Our compensation programs are balanced, focused and give considerable weight to the long-term performance of our company. Under this structure, the highest amount of compensation can only be achieved through consistent superior performance over sustained periods of time. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure. Likewise, the elements of compensation are balanced among current cash payments and long-term equity-based incentive awards. The Compensation Committee retains the discretion to adjust compensation for quality of performance and adherence to our company’s values.

Based on the foregoing features of our compensation programs, the Compensation Committee has concluded that risks arising from compensation policies and practices for employees of the company and its affiliates are not reasonably likely to have a material adverse effect on the company as a whole.

In administering the compensation program for NEOs, the Compensation Committee considers the applicability of Section 162(m) of the Code, the consequences under financial accounting standards, the tax consequences in our analysis of total compensation and the mix of compensation elements, base salary, bonus and long-term incentives. Section 162(m) prohibits public companies from taking a tax deduction for compensation that is paid to any one of certain employees in excess of $1,000,000. For tax years prior to January 1, 2018, Section 162(m) allowed us to deduct certain qualified performance-based compensation under Section 162(m). We therefore intended that bonus payments under the EIP and grants of long-term incentives under our 2016 Plan would qualify as qualified performance-based compensation. For taxable years beginning January 1, 2018, the qualified performance-based compensation deduction is no longer available, except in limited situations that are eligible for transition relief. Going forward, we will therefore not be eligible to take a deduction under Section 162(m) for qualified performance-based compensation except in limited grandfathered situations, for which we may not qualify. The Compensation Committee maintains (and has maintained) the discretion to modify compensation that was initially intended to be exempt from Section 162(m), to the extent permitted by applicable law and the relevant governing documents, if it determines that such modifications are consistent with Vulcan’s business needs.

46	COMPENSATION DISCUSSION AND ANALYSIS	Vulcan 2018 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis as set forth above with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Dated: February 8, 2018

COMPENSATION COMMITTEE

James T. Prokopanko, Chair

Thomas A. Fanning

Kathleen Wilson-Thompson

Vulcan 2018 Proxy Statement	COMPENSATION COMMITTEE REPORT	47

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth, for the three most recently completed fiscal years, information concerning the compensation of our NEOs employed as of December 31, 2017:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compen- sation(2)	Change in Pension Value And Nonquali- fied Deferred Compen- sation Earnings(3) ($)	All Other Compen- sation(4) ($)	Total ($)
J. Thomas Hill Chairman, President & Chief Executive Officer	2017 2016 2015	1,008,334 941,670 891,668		0 0 0	2,808,011 2,826,194 2,312,865	1,027,939 937,320 775,236	1,722,000 2,264,000 1,923,000	342,036 289,682 2,195,294	290,918 272,587 163,523	7,199,238 7,531,453 8,261,586
John R. McPherson EVP and Chief Financial and Strategy Officer	2017 2016 2015	800,000 773,334 733,338		0 0 0	1,844,593 2,124,034 1,901,190	675,257 706,640 639,318	1,298,300 1,778,000 1,581,000	0 0 0	289,430 288,256 286,473	4,907,580 5,670,264 5,141,319
Stanley G. Bass Chief Growth Officer	2017 2016 2015	583,335 554,258 562,800	(5) (5)	0 0 0	810,681 816,261 1,511,970	296,769 271,560 156,054	692,900 892,000 665,000	190,271 157,618 501,706	137,490 408,898 98,711	2,711,446 3,100,595 3,496,241
Michael R. Mills Chief Administrative Officer	2017 2016 2015	583,335 530,508 429,508		0 0 0	810,681 816,261 531,435	296,769 271,560 178,707	692,900 898,000 601,000	212,111 178,516 522,763	124,842 110,257 78,028	2,720,638 2,805,102 2,341,441
Thompson S. Baker(6) Senior Vice President	2017	444,384		0	646,195	236,555	577,400	0	25,950	1,930,484

(1)	Pursuant to the rules of the SEC, we have provided a grant date fair value for Stock Awards and Option Awards in accordance with the provisions of FASB ASC Topic 718. For Option Awards (including SOSARs), the fair value is estimated as of the date of grant using the Black-Scholes option pricing model, which requires the use of certain assumptions, including the risk-free interest rate, dividend yield, volatility and expected term. The risk-free interest rate is based on the yield at the date of grant of a U.S. Treasury security with a maturity period equal to or approximating the option’s expected term. The dividend yield assumption is based on our historical dividend payouts adjusted for current expectations of future dividend payouts. The volatility assumption is based on the historical volatility, and expectations regarding future volatility, of our common stock over a period equal to the option’s expected term. The expected term of options granted is based on historical experience and expectations about future exercises and represents the period of time that options granted are expected to be outstanding. For Performance Share Awards, the fair value is estimated on the date of grant using a Monte Carlo simulation model. For the highest performance level the maximum number of shares payable and the estimated grant date value are 47,800 shares ($5,616,022) for Mr. Hill; 31,400 shares ($3,689,186) for Mr. McPherson; 13,800 shares ($1,621,362) for Mr. Bass; 13,800 shares ($1,621,362) for Mr. Mills; and 11,000 shares ($1,292,390) for Mr. Baker. We do not believe that the fair values estimated on the grant date, either by the Black-Scholes model or any other model, are necessarily indicative of the values that might eventually be realized by an executive.
(2)	The Executive Incentive Plan (EIP) payments were made on March 14, 2018 for the previous year’s performance. See discussion of the EIP under heading “Compensation Discussion and Analysis” above.
(3)	Includes only the amount of change in pension value because our company does not provide any above market earnings on deferred compensation balances. The year over year change in pension value was attributable to two primary factors, which were: (i) aging (one year closer to retirement) and (ii) change in actuarial assumptions (change in interest rate from 3.66% to 3.35%, and mortality table to RP-2014 Health Employee & Annuitant Mortality White Collar Table, adjusted to 2006 base rates, with generational improvements projected using Scale MP-2017).

FOOTNOTE 3 Breakout detail of change in pension value shown in table below:

Name	Aging (one year closer to retirement) ($)	Change in Assumptions ($)	Total Change ($)
Tom Hill	191,063	150,973	342,036
John McPherson(a)	0	0	0
Stan Bass	94,470	95,801	190,271
Michael Mills	107,032	105,079	212,111
Tom Baker(a)	0	0	0

(a)	Messrs. McPherson and Baker were hired after 2007 and are not eligible to participate in the company’s defined benefit plan.

48	EXECUTIVE COMPENSATION	Vulcan 2018 Proxy Statement

(4)	Includes qualified defined contribution plan contributions, company-paid life insurance premiums, personal use of company automobile, commuting expenses, and personal use of company aircraft, as set forth in the following table.

FOOTNOTE 4 Breakout detail of all other compensation shown in table below:

Name	Non-Qualified SERP Contributions ($)	Qualified 401(k) Contributions ($)	Company Paid Life Insurance Premiums ($)	Personal Use of Company Automobile ($)	Commuting Expenses ($)	Personal Use of Company Aircraft ($)	Total ($)
Tom Hill	258,130	24,150	1,440	316	0	6,882	290,918
John McPherson	201,160	24,150	1,440	4,934	57,746	0	289,430
Stan Bass	100,948	24,150	1,440	4,594	6,358	0	137,490
Michael Mills	98,675	24,150	1,440	577	0	0	124,842
Tom Baker	10,463	14,287	1,200	0	0	0	25,950

(5)	Includes a regional supplement in the amount of $20,750 for 2016 and $114,000 for 2015.
(6)	Mr. Baker was rehired by Vulcan on March 10, 2017.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth the grants of plan-based awards in 2017 to our NEOs:

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (# OF SHARES)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards(1) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Tom Hill	2/10/2017	0	1,173,000	2,932,500	0	23,900	47,800	0	23,900	122.60	3,835,950
John McPherson	2/10/2017	0	884,400	2,211,000	0	15,700	31,400	0	15,700	122.60	2,519,850
Stan Bass	2/10/2017	0	472,000	1,180,000	0	6,900	13,800	0	6,900	122.60	1,107,450
Michael Mills	2/10/2017	0	472,000	1,180,000	0	6,900	13,800	0	6,900	122.60	1,107,450
Tom Baker(3)	3/13/2017	0	385,000	962,500	0	5,500	11,000	0	5,500	119.59	882,750

(1)	Exercise price was determined using the closing price of our common stock on the grant date as required under the 2016 Plan.
(2)	Amount represents the grant date fair values calculated in accordance with FASB ASC Topic 718. The grant date fair value of $117.49 for the PSUs granted on February 10, 2017 and March 13, 2017 was calculated using a Monte Carlo simulation model. The grant date fair value of $43.01 for the SOSARs granted on February 10, 2017 and March 13, 2017 was calculated using a Black-Scholes option pricing model. Fair value was calculated on the number of units granted.
(3)	Mr. Baker was rehired by Vulcan on March 10, 2017.

Vulcan 2018 Proxy Statement	EXECUTIVE COMPENSATION	49

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Certain information concerning unexercised options and stock awards that have not vested for each of the NEOs outstanding as of December 31, 2017, is set forth in the table below:

		OPTION AWARDS					STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexer- cised Unearned Options (#)	Option Exer- cise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(12) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(13) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(12) ($)
Tom Hill	2/7/2008	2,880	0		70.69	2/7/2018
	2/12/2009	9,285	0		47.47	2/12/2019
	2/11/2010	6,200	0		43.05	2/11/2020
	3/1/2011	4,900	0		43.63	3/1/2021
	2/9/2012	0(1)	0		0	n/a
	2/7/2013	7,000	0		55.41	2/7/2023
	2/13/2014	9,375(2)	3,125		66.00	2/13/2024			20,000(7)	2,567,400
	2/12/2015	15,400(3)	15,400		79.41	2/12/2025			30,900(8)	3,966,633
	2/12/2016	8,025(4)	24,075		92.02	2/12/2026			32,200(9)	4,133,514
	2/10/2017	0(5)	23,900		122.60	2/10/2027			23,900(10)	3,068,043
John McPherson	11/9/2011	355,600	0		29.05	11/9/2021
	11/9/2011	15,300	0		29.05	11/9/2021
	2/9/2012	0(1)	0		0	n/a
	2/7/2013	8,100	0		55.41	2/7/2023
	2/13/2014	9,375(2)	3,125		66.00	2/13/2024			20,000(7)	2,567,400
	2/12/2015	12,700(3)	12,700		79.41	2/12/2025			25,400(8)	3,260,598
	2/12/2016	6,050(4)	18,150		92.02	2/12/2026			24,200(9)	3,106,554
	2/10/2017	0(5)	15,700		122.60	2/10/2027			15,700(10)	2,015,409
Stan Bass	2/12/2009	9,630	0		47.47	2/12/2019
	2/11/2010	9,300	0		43.05	2/11/2020
	3/1/2011	5,600	0		43.63	3/1/2021
	2/9/2012	0(1)	0		0	n/a
	2/7/2013	7,000	0		55.41	2/7/2023
	2/13/2014	5,250(2)	1,750		66.00	2/13/2024			11,200(7)	1,437,744
	2/12/2015	3,100(3)	3,100		79.41	2/12/2025	14,000(11)	1,797,180	6,200(8)	795,894
	2/12/2016	2,325(4)	6,975		92.02	2/12/2026			9,300(9)	1,193,841
	2/10/2017	0(5)	6,900		122.60	2/10/2027			6,900(10)	885,753
Michael Mills	2/12/2009	20,970	0		47.47	2/12/2019
	2/11/2010	3,500	0		43.05	2/11/2020
	3/1/2011	5,600	0		43.63	3/1/2021
	2/9/2012	0(1)	0		0	n/a
	2/7/2013	7,000	0		55.41	2/7/2023
	2/13/2014	5,400(2)	1,800		66.00	2/13/2024			11,520(7)	1,478,822
	2/12/2015	3,550(3)	3,550		79.41	2/12/2025			7,100(8)	911,427
	2/12/2016	2,325(4)	6,975		92.02	2/12/2026			9,300(9)	1,193,841
	2/10/2017	0(5)	6,900		122.60	2/10/2027			6,900(10)	885,753
Tom Baker	3/13/2017	0(6)	5,500		119.59	3/13/2027			5,500(10)	706,035

50	EXECUTIVE COMPENSATION	Vulcan 2018 Proxy Statement

Options in footnotes 2, 3, and 4 vest at a rate of 25% per year in years 1 – 4.

(1)	No Options (SOSARs) were granted in 2012.
(2)	Options (SOSARs) with vesting dates 2/13/2015, 2/13/2016, 2/13/2017, and 2/13/2018.
(3)	Options (SOSARs) with vesting dates 2/12/2016, 2/12/2017, 2/12/2018, and 2/12/2019.
(4)	Options (SOSARs) with vesting dates 2/12/2017, 2/12/2018, 2/12/2019, and 2/12/2020.

Options in footnote 5 and 6 vest at a rate of 33.3% per year in years 1 – 3.

(5)	Options (SOSARs) with vesting dates 2/10/2018, 2/10/2019, 2/10/2020
(6)	Options (SOSARs) with vesting dates 3/13/2018, 3/13/2019, 3/13/2020

PSUs in footnotes 7, 8, and 9 cliff vest 100% after a four-year performance period.

(7)	PSUs with vesting date of 12/31/2017.
(8)	PSUs with vesting date of 12/31/2018.
(9)	PSUs with vesting date of 12/31/2019.

PSUs in footnote 10 cliff vest 100% after a three-year performance period.

(10)	PSUs with vesting date of 12/31/2019.

(11)	RSUs cliff vest 100% after a four-year period, with a vesting date of 2/12/2019.
(12)	Based on closing price of our common stock on the NYSE on 12/29/2017, $128.37.
(13)	Vested PSUs adjusted for company performance through 12/31/2017. Unvested PSUs reported at target.

Deferred Compensation Plan

Our Executive Deferred Compensation Plan was established in 1998 to allow executives to defer a portion of their current year’s compensation in a tax-efficient manner. We believe that providing a tax deferral plan gives our executives flexibility in tax and financial planning and provides an additional benefit at little cost to our shareholders. Our company does not make any contributions to the plan on behalf of the participants. Because our company purchases assets that mirror, to the extent possible, participants’ deemed investment elections under the plan, the only costs to our company related to the plan are administrative costs and any contributions that may be necessary to true-up account balances with deemed investment results. The plan allows executives with annual compensation (base salary and target annual short-term bonus) of $200,000 or more to defer receipt of up to 50% of base salary, up to 100% of annual cash bonus and up to 100% (net of FICA and any applicable local taxes) of long-term incentive awards, which are not excluded from deferral eligibility by the Code (or regulations thereunder), until a date selected by the participant. The amounts deferred are deemed invested as designated by participants in our company’s common stock (a “phantom stock” account) or in dollar-denominated accounts that mirror the gains or losses of the various investment options available under our company’s 401(k) plan. The plan does not offer any guaranteed return to participants.

The plan is funded by a “rabbi trust” arrangement owned by our company, which holds assets that correspond to the deemed investments of the plan participants and pays benefits at the times elected by the participants. Participants have an unsecured contractual commitment from our company for payment when the amounts accrue. Upon the death or disability of a participant or upon a change of control of our company, all deferred amounts and all earnings related thereto will be paid to the participant or participant’s beneficiaries in a single lump sum cash payment.

Effective for deferrals made after January 1, 2007, the plan permits executives to defer payouts of PSUs and DSUs into the plan, which would, absent such deferral, be distributed to the executives and immediately taxable. The PSU and DSU deferrals generally will be credited to the plan participant accounts in the form of phantom stock and an equal number of shares of our common stock will be deposited by our company into the rabbi trust. Deferrals of long-term incentive compensation payments are also invested in phantom stock of our company and may not be reallocated to an alternative investment option while in the plan.

Vulcan 2018 Proxy Statement	EXECUTIVE COMPENSATION	51

The following table shows the contributions, earnings, distributions and year-end account values for the NEOs under the plan for the fiscal year ended December 31, 2017:

NONQUALIFIED DEFERRED COMPENSATION PLAN

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End(1) ($)
Tom Hill	0	0	71,847	0	1,239,229
John McPherson	0	0	0	0	0
Stan Bass	535,200	0	33,110	0	568,310
Michael Mills	0	0	0	0	0
Tom Baker	0	0	0	0	0

(1)	Includes both the executive contributions and the earnings on those contributions. Cash-based salary and cash annual bonus amounts contributed by the executives are included in the amounts reported in the Summary Compensation Table in the year of deferral. PSU and DSU deferrals are included as compensation in the year of the grant. Above-market earnings are not reported as our company does not provide for such earnings on deferred compensation.

OPTION EXERCISES AND STOCK VESTED

Certain information concerning each exercise of stock options and each vesting of stock during the fiscal year ended December 31, 2017, for each of the NEOs on an aggregate basis is set forth in the table below:

Name	OPTION AWARDS		STOCK AWARDS

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Tom Hill	0	0	30,507	3,645,694
John McPherson	0	0	32,159	3,844,760
Stan Bass	14,700	1,084,295	10,507	1,266,094
Michael Mills	4,425	224,923	30,507	3,645,694
Tom Baker	0	0	0	0

(1)	Calculated by multiplying the difference between the fair market value of our common stock on the date of exercise and the option exercise price by the number of options exercised.
(2)	Represents the payment of Performance Share Units (PSUs) and Restricted Stock Units (RSUs). PSUs and RSUs were paid 100% in stock.
(3)	Calculated by multiplying the number of units vested by the closing price of our common stock for PSUs on the date approved by our Compensation Committee (February 10, 2017) and RSUs on the vesting date (December 20, 2017).

RETIREMENT AND PENSION BENEFITS

Generally, most full-time salaried employees of our company that were hired prior to July 15, 2007, including Messrs. Hill, Bass and Mills, participate in our company’s pension plans. Our NEOs are also eligible for supplemental retirement programs, as described on the following page. Retirement benefits become payable as early as the date on which participants both attain age 55 and complete one year of service.

52	EXECUTIVE COMPENSATION	Vulcan 2018 Proxy Statement

The following table provides for each NEO the number of years of credited service and the present value of accumulated benefits as of December 31, 2017, under each plan in which the NEO participates. The narrative that follows this table provides a description of the material features of each plan.

PENSION BENEFITS
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Tom Hill	Retirement Income Plan	23 3/12	1,247,215	0
	Supplemental Benefit Plan	23 3/12	4,248,041	0
John McPherson	Retirement Income Plan	n/a	n/a	0
	Supplemental Benefit Plan	n/a	n/a	0
Stan Bass	Retirement Income Plan	17 7/12	891,436	0
	Supplemental Benefit Plan	17 7/12	1,867,492	0
Michael Mills	Retirement Income Plan	22 9/12	1,166,255	0
	Supplemental Benefit Plan	22 9/12	1,961,061	0
Tom Baker	Retirement Income Plan	n/a	n/a	0
	Supplemental Benefit Plan	n/a	n/a	0

(1)	The present value of accumulated benefits are based on benefits payable at age 62, the earliest age under the plans at which benefits are not reduced, or current age if the participant is older than age 62. The following FASB ASC Topic 715 “Compensation—Retirement Benefits” assumptions as of December 31, 2017, were used to determine the present values:
(i)	discount rate of 3.35%;
(ii)	mortality based on the RP-2014 Healthy Employee & Annuitant Mortality White Collar Table, and generational improvements projected using Scale MP-2017;
(iii)	present values for lump sums are based on projected segmented interest rates and the prescribed 2017 IRS Mortality Table;
(iv)	Supplemental Benefit Plan benefits assumed to be paid as a 10 Year Term Certain Annuity; and
(v)	for the Retirement Income Plan, 40% of the benefit accrued before December 31, 2000, is assumed to be paid as a lump sum, with the remainder of the accrued benefit assumed to be paid as a single life annuity.

Retirement Income Plan

The Retirement Income Plan for Salaried Employees (Retirement Plan) provides benefits under a funded noncontributory defined benefit plan and covers most salaried employees, including all executive officers, hired prior to July 15, 2007. In 2013, the Retirement Plan was amended to freeze service accruals effective December 31, 2013, and pay accruals effective December 31, 2015.

The normal retirement date is defined in the Retirement Plan as the first day of the calendar month immediately following a participant’s 65th birthday. The amount of benefit is based on earnings, service and the age at which a participant commences receiving a benefit. Eligible earnings under the Retirement Plan, or “Final Average Earnings,” is the average of a participant’s highest 36 consecutive months of earnings and includes base monthly salary and cash bonus. Under Section 415 of the Code, the maximum annual benefit allowable under the Retirement Plan for an employee retiring at age 65 in 2017 is $215,000. In addition, Section 401 of the Code limits the amount of a participant’s compensation that may be taken into account under the Plan to $270,000. These dollar limits are subject to cost of living adjustments.

The Retirement Plan formula provides a monthly benefit equal to 0.9% of final average earnings per year of service accrued prior to age 45, plus 1.2% of final average earnings per year of service accrued after age 44, plus .5% of Final Average Earnings in excess of 50% of the Social Security Wage Base applied to all years of service. A vested participant may commence receiving early retirement benefits under the Retirement Plan as early as age 55. The amount of early retirement reduction depends on the age of a participant when active employment ceases. If active employment ceases after age 55 and retirement income commences at age 62, or later, the monthly benefit is not reduced. However, if the benefit commences prior to age 62, the monthly benefit is reduced at a rate of 7% per year for commencement between ages 55 and 62. If active employment ceases prior to age 55, the monthly benefit is actuarially reduced for commencement between ages 55 and 65.

The normal form of retirement benefit under the Retirement Plan for an unmarried participant is a single life annuity, which is a monthly payment for life. The normal form of retirement benefit under the Retirement Plan for a married participant is a 75% joint and survivor annuity, which is a monthly payment for the life of the participant, and thereafter 75% of that amount to the surviving spouse payable for his or her lifetime. The Retirement Plan also

Vulcan 2018 Proxy Statement	EXECUTIVE COMPENSATION	53

permits the participant to elect, with spousal consent, other annuity options and a lump sum payment for benefits accrued prior to 2001. The optional forms of payment are subject to actuarial adjustment.

Unfunded Supplemental Benefit Plan

The Unfunded Supplemental Benefit Plan for Salaried Employees (Supplemental Plan) enables our company to pay any person whose pension under the Retirement Plan has been reduced as a result of the limitations imposed by Sections 401 and 415 of the Code, an amount equal to the difference between the amount the person would have received under the Retirement Plan had there been no limitations and the amount the person will receive under the Retirement Plan after giving effect to the limitations. In 2013, the Supplemental Plan was also amended to freeze future service and pay accruals in the same manner as described above for the qualified Retirement Plan.

The Supplemental Plan is unfunded and amounts payable to the employees covered thereby are considered to be general obligations of our company; however, the Supplemental Plan contains provisions that allow for the funding of a rabbi trust to improve the security of the benefit, to some extent, upon the occurrence of a change of control event (as defined in the Supplemental Plan).

The determination of the benefit amount and the payment options under the Supplemental Plan are the same as the Retirement Plan, except as follows. Effective January 1, 2007, the Supplemental Plan was amended to allow existing participants to make an election to receive supplemental pension benefits in the form of installment payments over a period of 10 years, thereby accelerating payout somewhat and minimizing to some extent the risk of future non-payment. The installment payments are actuarially equivalent to the various annuity options available under the Retirement Plan.

Eligibility for Early Retirement

As of February 1, 2017, Messrs. Hill, Bass and Mills were eligible for early retirement under the Retirement Plan and the Supplemental Plan.

PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

This Section describes and estimates payments that could be made to the NEOs under different termination and change of control (COC) events. The estimated payments would be made under the terms of our company’s compensation and benefits programs or the COC Agreements with Messrs. Hill, McPherson, Bass and Mills and the COC Plan with respect to Mr. Baker. The amount of potential payments is calculated as if the different events occurred as of December 31, 2017, and assumes that the price of our company’s common stock is the closing market price as of December 29, 2017 (the last trading day of the fiscal year).

Description of Termination and Change of Control Events

The following charts list different types of termination and COC events that can affect the treatment of payments under our company’s compensation and benefit programs. These events also affect payments to Messrs. Hill, McPherson, Bass and Mills under their COC Agreements, and to Mr. Baker under the COC Plan. None of the COC Agreements provide for a “single-trigger”; therefore, no payments are made under the COC Agreements unless, within two years of the COC, the officer is involuntarily terminated or he voluntarily terminates for good reason (as described below).

Termination Events

•	Retirement or Retirement Eligible—Termination of a NEO who is at least 55 years old and has at least one year of credited service.

•	Involuntary Termination without Cause—Termination by our company of a NEO who is not retirement eligible.

•	Resignation—Voluntary termination by a NEO who is not retirement eligible.

•	Death or Disability—Termination of a NEO due to death or disability.

•	Involuntary Termination for Cause—Termination of a NEO for cause. Cause includes individual performance below minimum performance standards and misconduct.

NEO Change of Control Agreements and Related Cash Severance Benefits

Our company entered into the COC Agreements, effective as of January 1, 2016, with each of our NEOs, except for Mr. Baker, who is a participant in our COC Plan. In addition to the treatment of the benefits described above, our NEOs are entitled to a cash severance benefit if, within two years of a COC, their employment is involuntarily terminated without cause, or they voluntarily resign for good reason. These claims are subject to standard release and waiver of claims requirements.

The COC severance payment is three times (or, in the case of Mr. Baker, 2.5 times) each NEO’s annual base salary and short-term bonus, as defined in their COC Agreements or the COC Plan, as applicable. Also, such severance payments include the continuation of health, medical and other fringe benefits for a period of three (or, in the case of Mr. Baker, 2.5) years following termination. All of our COC Agreements and our COC Plan have a “double-trigger” termination right (requiring both a COC and a qualifying termination of employment in order to receive COC severance payments), and do not include the long-term incentive value in the severance calculation or have tax gross-ups. In addition, each COC Agreement and our COC Plan provides for the payment of a pro-rata short-term bonus for the year of termination.

54	EXECUTIVE COMPENSATION	Vulcan 2018 Proxy Statement

The table below reflects an estimate of the severance payments that would be made to our NEOs if they were terminated as of December 31, 2017, in connection with a COC:

Name	Severance Multiple	2017 Base Salary ($)	Greater of 3-Year Avg or Target Bonus ($)	Total Cash Severance Payments ($)	Pro-rata Bonus ($)	Cash Severance Amount(1) ($)
Tom Hill	3	1,020,000	1,925,667	8,837,000	1,925,667	10,762,667
John McPherson	3	804,000	1,556,333	7,081,000	1,556,333	8,637,333
Stan Bass	3	590,000	708,000	3,894,000	708,000	4,602,000
Michael Mills	3	590,000	690,667	3,842,000	690,667	4,532,667
Tom Baker	2.5	550,000	320,800	2,177,000	320,800	2,497,800

(1)	These amounts represent cash severance payments to be paid to the NEOs under the COC Agreements (and, in the case of Mr. Baker, under the COC Plan) in the event of a COC and do not include the value of other COC benefits.

Termination Pay and Benefits Programs

The following chart describes the treatment of different pay and benefit elements in connection with these employment termination events for NEOs:

Program	Retirement/ Retirement Eligible	Involuntary Termination Not For Cause	Resignation	Death Or Disability	Involuntary Termination For Cause
Pension: • Retirement Plan • Supplemental Plan	Participant may commence benefit payment	Participant is considered Terminated Vested(1)	Participant is considered Terminated Vested(1)	In death, spouse may commence survivor benefit on or after the date that the Participant would have attained age 55	Participant may commence benefit payment or will be Terminated Vested(1) depending on age

Executive Deferred Compensation	Payment made in accordance with deferral election	Payout made the year following the year of termination in a lump sum	Payout made the year following the year of termination in a lump sum	Payment commences the year after death or disability in the form elected	Payout made the year following the year of termination in a lump sum

EIP	Eligible to receive prorated payment	No payment	No payment	Eligible to receive prorated payment	No payment

Stock Options/ SOSARs	Full term to exercise vested options; if 62 or older, non-vested options continue to vest; noncompetition agreement may be required for exercising vested options	Non-vested options forfeited; 30 days to exercise vested options	Non-vested options forfeited; 30 days to exercise vested options	Vesting accelerated. Under death, estate has one year to exercise. Under disability, have full remaining term to exercise.	Forfeit all, vested and non-vested

PSUs	If age 62 or older, vesting is accelerated, otherwise pro-rata vesting	Non-vested units are forfeited	Non-vested units are forfeited	Vesting is accelerated	Forfeit all, vested and non-vested

(1)	“Terminated Vested” means the participant is no longer employed with our company but continues to have a vested interest in the applicable plan.

Vulcan 2018 Proxy Statement	EXECUTIVE COMPENSATION	55

Program	Retirement/ Retirement Eligible	Involuntary Termination Not For Cause	Resignation	Death or Disability	Involuntary Termination For Cause

RSUs	Non-vested units are forfeited	Non-vested units are forfeited	Non-vested units are forfeited	Vesting is accelerated	Non-vested units are forfeited

401(k) Plan	May take payment or defer until age 70 1⁄2	May take payment or defer until age 70 1⁄2	May take payment or defer until age 70 1⁄2	Beneficiary may take payment or defer until age 70 1⁄2	May take payment or defer until age 70 1⁄2

Supplemental Plan (Defined Contribution)	May take payment or defer until age 70 1⁄2	May take payment or defer until age 70 1⁄2	May take payment or defer until age 70 1⁄2	Account distributed by March 1 of the following year	May take payment or defer until age 70 1⁄2

Severance Benefits	None	None	None	None	None

Health Benefits	May continue to age 65 if eligibility rules are met	Coverage ceases; eligible for coverage extension under COBRA	Coverage ceases; eligible for coverage extension under COBRA	3 months spousal extension, then COBRA; if eligibility rules are met may continue up to age 65	Coverage ceases; eligible for coverage extension under COBRA

COC-Related Events

•	For purposes of our COC Agreements, the COC Plan and equity awards under the 2016 Plan, a COC is defined as: (i) the acquisition by a person or group of 30% or more of the then outstanding common stock or voting securities of our company; or (ii) a change in the majority of members of the Board of Directors; or (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our company’s assets unless our company’s shareholders before such business combination or sale own more than 50% of the outstanding common stock following the business combination or sale; or (iv) approval by the shareholders of the company of a complete liquidation or dissolution of the company.

Further, under our COC Agreements, the COC Plan and the 2016 Plan, benefits are not triggered unless there has been a COC and an “Involuntary COC Termination or Voluntary COC Termination for Good Reason,” where employment is terminated within two years of a COC, other than for cause, or the employee voluntarily terminates for Good Reason. “Good Reason” would generally be considered to have occurred if there were a reduction in certain types of compensation, a relocation under certain circumstances or a diminution in duties and responsibilities.

•	A COC occurs under certain of our company’s award agreements executed in connection with the grant of equity awards under the 2006 Plan upon:

(i)	acquisition by any person or group of more than 50% of the total fair market value or voting power of our common stock. A transfer or issuance of our stock is counted only if the stock remains outstanding after the transaction. An increase in stock ownership as a result of the company’s acquisition of its own stock in exchange for property is counted for purposes of the change in ownership standard; or

(ii)	(a) acquisition by a person or group during a 12-month period of stock possessing 30% of the total voting power of our stock, or

(b) replacement of a majority of our Board of Directors during any 12-month period by directors not endorsed by a majority of the members of our Board prior to the date of the appointment or election; or

(iii)	acquisition by a person or group during a 12-month period of assets from our company having a total gross fair market value of 40% of the total gross fair market value of our assets immediately prior to such acquisition. An exception exists for a transfer of our assets to a shareholder controlled entity, including transfer to a person owning 50% or more of the total value or voting power of our shares.

56	EXECUTIVE COMPENSATION	Vulcan 2018 Proxy Statement

COC Pay and Benefits Programs

The following table describes treatment of payments under pay and benefit programs upon a COC, and upon an employment termination (voluntary or involuntary) upon a COC:

Plan or Program	COC	COC with Termination (other than cause)
Pension: • Retirement Plan • Supplemental Plan	No payment to NEOs solely upon the COC	No payment to NEOs solely upon the COC
Executive Deferred Compensation Plan	Accelerate all deferred amounts and pay lump sum within 10 business days	Accelerate all deferred amounts and pay lump sum within 10 business days
EIP	The amount paid will be equal to the greater of (i) the average bonus during the three preceding years, (ii) the target bonus, or (iii) the bonus determined under the Plan for the year in which the COC occurs	The amount paid will be equal to the greater of (i) the average bonus during the three preceding years, (ii) the target bonus, or (iii) the bonus determined under the Plan for the year in which the COC occurs
SOSARs(1)	No accelerated vesting unless awards are not assumed, substituted or continued by the surviving company otherwise continued vesting; remaining term to exercise	If awards are assumed, substituted or continued by the surviving company, immediately deemed fully vested and exercisable; remaining term to exercise
PSUs(1)	No accelerated vesting unless awards are not assumed, substituted or continued by the surviving company otherwise continued vesting; pay within 2 1⁄2 months of vesting	If awards are assumed, substituted or continued by the surviving company, vesting is accelerated; pay within 2 1⁄2 months after end of the year in which the COC occurs
RSUs(1)	No accelerated vesting unless awards are not assumed, substituted or continued by the surviving company otherwise continued vesting; pay within 90 days of vesting	If awards are assumed, substituted or continued by the surviving company, all immediately deemed non-forfeitable; pay within 90 days following the COC
401(k) Plan	No payment to the NEOs solely upon the COC	Service ceases except to the extent that additional service is provided under the terms of the COC Agreements; participant is entitled to distribution
Supplemental Plan (Defined Contribution)	No payment to the NEOs solely upon the COC	Participant is entitled to distribution
Severance Benefits	No payment to the NEOs solely upon the COC	For NEOs with COC Agreements, payment is 3 times the NEO’s annual base salary and short-term bonus. For NEOs under the COC Plan, payment is 2.5 times the NEO’s annual base salary and short-term bonus.
Health Benefits	No payment to the NEOs solely upon the COC	3 year coverage extension provided under the terms of the COC Agreements and 2.5 year coverage extension provided under the terms of the COC Plan

(1)	The vesting and payment benefits shown in this table relate to awards of SOSARs, PSUs and RSUs granted under the 2016 Plan, which contains a “double-trigger” change of control requirement. Awards granted under the 2006 Plan would immediately vest, SOSARs would have the remaining term to exercise, PSUs would be paid within 2 1⁄2 months after end of the year in which the COC occurs and RSUs would be paid within 90 days following the COC.

Potential Payments

This section describes and estimates payments that would have become payable to the NEOs upon a termination or COC as of December 31, 2017.

Pension Benefits

The monthly amounts that would have become payable to our NEOs if the termination event occurred as of December 31, 2017, under the Retirement Plan, the Supplemental Plan and the Defined Contribution Plan are itemized in the chart below. The amounts shown in the chart are monthly benefit amounts (other than with respect to the accrued benefits payable upon a COC, which would be paid in a lump sum) whereas the pension values shown in the Summary Compensation and Pension Benefits Tables are present values of all the monthly values anticipated to be paid over the lifetimes of our NEOs and their spouses in the event of their death while actively employed. These plans are described in the notes following the Pension

Vulcan 2018 Proxy Statement	EXECUTIVE COMPENSATION	57

Benefits Table. Messrs. Hill, Bass, and Mills were retirement eligible on December 31, 2017. The benefits below were determined using the same assumptions used to compute benefit values in the Pension Benefit Table with three exceptions. First, the benefit payments were assumed to commence as soon as possible following December 31, 2017, instead of at normal retirement. Second, approximate early retirement reductions were applied. Finally, the benefits were not adjusted to reflect optional forms of payment. All benefits are the amounts that would be paid monthly over the NEO’s life, except for the value of COC-enhanced benefits which would be paid in a lump sum.

Pension Benefits and Defined Contribution Table

Name		Retirement (Monthly Payments) ($)	Resignation or Involuntary Retirement (monthly payments) ($)	Death (monthly payments to a spouse) ($)	COC (Value of Enhanced Benefits)(1) ($)
Tom Hill	Retirement Plan	7,118	Terminated Vested(2)	6,328	0
	Supplemental Plan	33,639	Terminated Vested(2)	29,905	0
	Defined Contribution	0	None	0	795,330
John McPherson	Retirement Plan	n/a	n/a(3)	n/a	n/a
	Supplemental Plan	n/a	n/a(3)	n/a	n/a
	Defined Contribution	0	None	0	637,290
Stan Bass	Retirement Plan	5,403	Terminated Vested(2)	4,776	0
	Supplemental Plan	15,795	Terminated Vested(2)	13,963	0
	Defined Contribution	0	None	0	350,460
Michael Mills	Retirement Plan	6,908	Terminated Vested(2)	6,065	0
	Supplemental Plan	16,093	Terminated Vested(2)	14,130	0
	Defined Contribution	0	None	0	345,780
Tom Baker	Retirement Plan	n/a	n/a(3)	n/a	n/a
	Supplemental Plan	n/a	n/a(3)	n/a	n/a
	Defined Contribution	0	None	0	195,930

(1)	Value of defined contribution enhancement is payable in a lump sum in the event of a COC. The defined contribution amounts represent either 2.5 or 3 years, depending on the NEO, of company matching contributions for each executive.
(2)	Eligible for reduced payments as early as age 55 and unreduced payments at age 62.
(3)	Participation in the Retirement Plan, including the Supplemental Plan, was frozen in 2007. Therefore, Messrs. McPherson and Baker are not eligible to participate in that Plan.

Performance Share Units (PSUs)

The chart below shows the number of PSUs for which vesting would be accelerated under certain events. Unvested PSUs were adjusted to the maximum allowed under the agreements because the performance was unknown at December 31, 2017.

	RETIREMENT		COC (WITH OR WITHOUT TERMINATION)

Name	Number of Performance Share Units with Accelerated Vesting	Total Number of Performance Share Units Following Accelerated Vesting	Number of Performance Share Units with Accelerated Vesting	Total Number of Performance Share Units Following Accelerated Vesting
Tom Hill	94,283	114,283	173,600	193,600
John McPherson	0	20,000	130,600	150,600
Stan Bass	23,200	34,400	44,800	56,000
Michael Mills	24,550	36,070	46,600	58,120
Tom Baker	3,667	3,667	11,000	11,000

58	EXECUTIVE COMPENSATION	Vulcan 2018 Proxy Statement

Stock Only Stock Appreciation Rights (SOSARs)

The chart below shows the number of SOSARs for which vesting would be accelerated under certain events:

	RETIREMENT		COC (WITH OR WITHOUT TERMINATION)

Name	Number of SOSARs with Accelerated Vesting	Total Number of SOSARs Following Accelerated Vesting	Number of SOSARs with Accelerated Vesting	Total Number of SOSARs Following Accelerated Vesting
Tom Hill	26,817	89,882	66,500	129,565
John McPherson	0	407,125	49,675	456,800
Stan Bass	7,925	50,130	18,725	60,930
Michael Mills	8,200	56,545	19,225	67,570
Tom Baker	1,833	1,833	5,500	5,500

Restricted Stock Units (RSUs)

The chart below shows the number of RSUs for which vesting would be accelerated under certain events.

	RETIREMENT		COC (WITH OR WITHOUT TERMINATION)

Name	Number of Restricted Stock Units with Accelerated Vesting	Total Number of Restricted Stock Units Following Accelerated Vesting	Number of Restricted Stock Units with Accelerated Vesting	Total Number of Restricted Stock Units Following Accelerated Vesting
Tom Hill	0	0	0	0
John McPherson	0	0	0	0
Stan Bass	0	0	14,000	14,000
Michael Mills	0	0	0	0
Tom Baker	0	0	0	0

Executive Deferred Compensation Plan

The aggregate balances reported in the Nonqualified Deferred Compensation Plan Table would be payable to the NEOs as described in the ”Termination Pay and Benefits Programs” and “COC Pay and Benefits Program” charts above. There is no enhancement or acceleration of payments under this plan associated with termination or COC events, other than the lump sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation Plan Table.

Health Benefits

Because Messrs. Hill, Bass, and Mills meet the age and service eligibility requirement for health care benefits provided to early retirees, there is no incremental payment associated with a termination or COC event. Messrs. McPherson and Baker did not meet such eligibility requirement; therefore, their incremental cost for health benefits would be approximately $76,774 and $62,946, respectively.

Vulcan 2018 Proxy Statement	EXECUTIVE COMPENSATION	59

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Tom Hill, our Chairman, President and CEO (our “CEO”). The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2017, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than our CEO), was $76,906; and

•	The annual total compensation of our CEO was $7,216,195.

Based on this information, for 2017, the ratio of the annual total compensation of our CEO, to the median of the annual total compensation of all employees (other than our CEO) was 94 to 1.

To identify our median employee and to determine the annual total compensation of the median employee and our CEO, we used the following methodology and material assumptions, adjustments, and estimates:

1.	We determined that, as of November 1, 2017, our employee population consisted of 8,202 individuals working at our parent company and consolidated subsidiaries, with 95.1% of these individuals located in the United States and 4.9% located in Mexico.

2.	As permitted under SEC rules, we adjusted the employee population to exclude approximately 398 non-U.S. employees (or less than 5% of our employee population) all of whom are located in Mexico. After excluding the foregoing non-U.S. employees, our adjusted employee population on November 1, 2017 was 7,804.

3.	To identify the “median employee” from our adjusted employee population, we reviewed the amount of compensation reported to the Internal Revenue Service on Form W-2, box 1 for 2017 (as reflected in our payroll records) for each of our employees.

4.	In accordance with SEC rules, we determined the median employee’s 2017 total annual compensation by taking the sum of the following items:

a.	$60,150, which represents the amount of the median employee’s compensation for fiscal 2017 that would have been reported in the Summary Compensation Table in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K if the employee had been a Named Executive Officer for fiscal 2017.

b.	$16,756, which represents the estimated aggregate value of the employee’s compensation under Company sponsored non-discriminatory benefit plans.

5.	In accordance with SEC rules, we determined our CEO’s 2017 total annual compensation by taking the sum of the following items:

a.	$7,199,238, which represents the amount reported for our CEO in the “Total” column (column (j)) of our 2017 Summary Compensation Table included on page 48 of this proxy statement.

b.	$16,957, which represents the estimated aggregate value of our CEO’s compensation under Company sponsored non-discriminatory benefit plans.

60	EXECUTIVE COMPENSATION	Vulcan 2018 Proxy Statement

DIRECTOR COMPENSATION

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board. In setting director compensation, our Board considers the significant amount of time that directors expend on fulfilling their duties to our company, as well as the limited pool of, and competition among public companies for, well-qualified board members. Additional amounts are paid to committee chairs in recognition of the substantial responsibilities of the chair. Annually, the Compensation Committee’s independent compensation consultant evaluates the competitiveness of the company’s non-employee director compensation program relative to peer companies and recommends any changes to the Compensation Committee, which evaluates such proposed changes and recommends any changes to the full Board for approval.

Directors are subject to a minimum share ownership requirement. Within five years of becoming a director, each director is required to own at least 5,000 shares of our company’s common stock. Shares or units held by a director under our deferred compensation plan are included in calculating the director’s ownership.

CASH COMPENSATION PAID TO BOARD MEMBERS. Members of the Board who are not employees of our company are paid a retainer of $110,000 per year, plus the following fees:

•	$25,000 Lead Director retainer fee;

•	$20,000 Audit Committee chair retainer fee;

•	$15,000 Compensation Committee chair retainer fee; and

•	$10,000 Retainer fee for all other committee chairs.

DEFERRED COMPENSATION PLAN. We maintain a Deferred Compensation Plan for directors who are not employees of our company (Directors’ Deferred Compensation Plan), under which such directors are permitted to defer the cash compensation to which they are entitled for specified periods or until they cease to be directors. The deferred amounts, at the election of the director, are either (i) credited with interest at prescribed rates; or (ii) converted into a number of stock equivalents equal to the number of shares of our company’s common stock (based on the market price at the time of deferral) that could be purchased with the amount deferred. Whenever a dividend is paid on our common stock, the stock equivalent accounts are credited with an additional number of stock units corresponding to the amount of the dividend. At the end of the deferral period, the stock equivalents are settled in shares of our company’s common stock, and interest-based deferrals are settled in cash. The Directors’ Deferred Compensation Plan also provides for a lump-sum settlement of a director’s deferred compensation account in stock or cash, as applicable, if following a Change in Control (as defined in the Directors’ Deferred Compensation Plan): (i) the participating director ceases to be a member of the Board; (ii) the Directors’ Deferred Compensation Plan is terminated; or (iii) our company’s capital structure is changed materially. The Directors’ Deferred Compensation Plan was approved by our company’s shareholders in 1993.

DEFERRED STOCK UNITS. Equity-based grants are awarded to our non-management directors on an annual basis. These grants represent a significant portion of their compensation package. We believe that equity grants promote a greater alignment of interests between our directors and our shareholders through increasing their ownership of our common stock. Further, we believe that equity grants support our ability to attract and retain qualified individuals to serve as directors of our company by affording them an opportunity to share in our future success.

In June 2017, 1,160 DSUs were granted to each non-management director pursuant to the 2016 Plan, which was approved by our shareholders in 2016. These units were fully non-forfeitable on the date of the grant; however, payment is deferred until the director ceases to serve on the Board or a COC occurs. The DSUs are an unfunded, unsecured obligation of our company, and no shares have been set aside for these grants. The non-management directors have no right to receive the DSUs until the restrictions imposed either lapse or are waived. Generally, the restrictions expire when the non-management director ceases to be a director because of retirement (age 70 or above), death, disability or a COC. However, the Compensation Committee, subject to Board approval, may waive restrictions in the event the non-management director fails to remain a director for any reason other than retirement at the mandatory age, death or disability. During the period the shares are restricted, the non-management directors have no right to vote the shares. Dividend equivalents are credited as additional DSUs quarterly when dividends are paid on our stock. The DSUs are settled in shares of our common stock when the restrictions expire.

Vulcan 2018 Proxy Statement	DIRECTOR COMPENSATION	61

DIRECTOR SUMMARY COMPENSATION TABLE

The table below summarizes the compensation paid by our company to non-employee directors for the fiscal year ended December 31, 2017:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(5) ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation(6) ($)	Total ($)
Elaine L. Chao(1)	0	0	0	0	0	3,051	3,051
Thomas A. Fanning	110,000	149,222	0	0	0	3,631	262,853
O. B. Grayson Hall, Jr.	120,000	149,222	0	0	0	5,727	274,949
Cynthia L. Hostetler	120,000	149,222	0	0	0	3,631	272,853
Douglas J. McGregor(2)	55,000	0	0	0	0	19,334	74,334
Richard T. O’Brien	130,000	149,222	0	0	0	16,016	295,238
James T. Prokopanko	150,000	149,222	0	0	0	13,916	313,138
Kathleen L. Quirk(3)	55,000	0	0	0	0	0	55,000
David P. Steiner(4)	110,000	149,222	0	0	0	581	259,803
Lee J. Styslinger, III	110,000	149,222	0	0	0	7,408	266,630
Vincent J. Trosino(2)	55,000	0	0	0	0	19,334	74,334
Kathleen Wilson-Thompson	120,000	149,222	0	0	0	13,916	283,138

(1)	Ms. Chao resigned from the Board effective as of January 31, 2017, upon her confirmation as Secretary of the United States Department of Transportation.
(2)	The terms of Messrs. McGregor and Trosino expired at the 2017 Annual Meeting.
(3)	Ms. Quirk joined the Board on October 13, 2017.
(4)	Mr. Steiner joined the Board on February 10, 2017.
(5)	This column represents the accounting expense for the awards granted in 2017; therefore, the values shown are not representative of the amounts that may eventually be realized by a director. Pursuant to SEC rules, we have provided a grant date fair value for stock awards in accordance with the provisions of FASB ASC Topic 718. For DSUs, the fair value is estimated on the date of grant based on the closing market price of our stock ($128.64) on the grant date (June 15, 2017). At December 31, 2017, the aggregate number of DSUs accumulated on account for all years of service, including dividend equivalent units, were:

AGGREGATE ACCUMULATED DSUs

Name	Units
Elaine L. Chao	3,066
Thomas A. Fanning	4,231
O. B. Grayson Hall, Jr.	6,337
Cynthia L. Hostetler	4,231
Douglas J. McGregor	19,432
Richard T. O’Brien	16,678
James T. Prokopanko	14,567
Kathleen L. Quirk	0
David P. Steiner	1,165
Lee J. Styslinger, III	8,027
Vincent J. Trosino	19,432
Kathleen Wilson-Thompson	14,567

(6)	None of our directors received perquisites or other personal benefits in excess of $10,000. The amounts set forth in this column represent the accounting expense for the dividend equivalents earned in 2017 by our directors for deferred stock and DSUs which earn dividend equivalents.

62	DIRECTOR COMPENSATION	Vulcan 2018 Proxy Statement

ANNUAL MEETING AND VOTING INFORMATION

Why am I receiving these materials?

This proxy statement is furnished in connection with the solicitation by our Board of proxies to be voted at the 2018 Annual Meeting of Shareholders for the purposes set forth in the accompanying notice, and at any adjournments or postponements thereof. This proxy statement is being made available to all shareholders of record as of the close of business on March 14, 2018 for use at the Annual Meeting. This proxy statement, the accompanying proxy card and our 2017 Annual Report to Shareholders are being first mailed or made available to our shareholders on or about March 26, 2018. The meeting will be held at the company’s corporate headquarters located at 1200 Urban Center Drive, Birmingham, Alabama 35242 on Friday, May 11, 2018, at 9:00 a.m., local time.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a paper copy of the proxy materials?

The SEC allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our shareholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the proxy materials. All shareholders receiving such notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail.

How can I access the proxy materials over the Internet or obtain a paper copy?

Your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card will contain instructions on how to:

•	view our proxy materials for the Annual Meeting on the Internet; and

•	obtain a paper copy of the proxy materials by mail.

Your Notice of Internet Availability of Proxy Materials will also provide instructions on how to receive your future proxy materials in printed form by mail or electronically. If you choose to receive future proxy materials electronically, we will provide instructions, containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials electronically will remain in effect until you revoke it.

What should I do if I receive more than one Notice of Internet Availability of Proxy Materials or more than one paper copy of the proxy materials?

You may receive more than one Notice of Internet Availability of Proxy Materials or notice of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate notice or a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you may receive more than one notice or more than one proxy card. To vote all of your shares by proxy, you must either (i) complete, date, sign and return each proxy card and voting instruction card that you receive, (ii) vote over the Internet or telephone the shares represented by each notice that you receive, or (iii) attend the Annual Meeting and vote in person.

What proposals are to be presented at the Annual Meeting?

The purpose of the Annual Meeting is to (i) elect five nominees as directors, (ii) approve, on an advisory basis, the compensation of our named executive officers, (iii) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018, and (iv) conduct such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Who can attend the Annual Meeting?

Only shareholders as of the close of business on March 14, 2018 (the record date for the Annual Meeting), their authorized representatives and invited guests of our company will be permitted to attend the Annual Meeting. Proof of ownership of Vulcan common stock as of the record date, along with personal identification (such as a driver’s license or passport), must be presented in order to be admitted to the Annual Meeting. If your shares are held in the name of a bank, broker, trustee or nominee and you plan to attend the Annual Meeting in person, you must bring a brokerage statement, and a legal proxy from your bank, broker, trustee or nominee entitling you to vote the shares held as of the record date at the Annual Meeting, along with personal identification, to be admitted to the Annual Meeting.

Vulcan 2018 Proxy Statement	ANNUAL MEETING AND VOTING INFORMATION	63

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

Who is entitled to vote?

All of our shareholders as of the record date, March 14, 2018, will be entitled to vote at the Annual Meeting. As of the close of business on that date, approximately 132,348,046 shares were outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the meeting.

What is the difference between a shareholder of record and a beneficial holder of shares?

If your common stock is held directly in your name with our transfer agent, Computershare Shareowner Services, you are considered a “shareholder of record” with respect to those shares. If this is the case, the notice or proxy materials have been sent or provided directly to you.

If your common stock is held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, the notice card or proxy materials should have been forwarded to you by your brokerage firm, bank or other nominee, or their agent, which is considered the shareholder of record with respect to these shares. As a beneficial holder, you have the right to direct your bank, broker, trustee or nominee on how to vote the shares by using the voting instruction card or by following their instructions for voting by telephone or internet.

How do I vote?

Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to vote their shares whether or not they attend the meeting in person. You can vote by one of the following manners:

•	By Internet—Shareholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card (if received by mail). Shareholders who are beneficial holders may vote by Internet by following the instructions on the voting instruction card sent to them by their bank, broker, trustee or nominee.

•	By Telephone—Shareholders of record who live in the United States or Canada may submit proxies by telephone by calling the toll-free number on your proxy card (if received by mail) and following the instructions. Shareholders of record will need to have the control number that appears on their proxy card available when voting. In addition, shareholders who are beneficial holders living in the United States or Canada and who have received a voting instruction card by mail from their bank, broker, trustee or nominee may vote by phone by calling the number specified on the voting instruction card. Those shareholders should check the voting instruction card for telephone voting availability.
•	By Mail—Shareholders of record who have received a paper copy of a proxy card by mail may submit proxies by completing, signing and dating their proxy card and mailing it in the accompanying pre-addressed envelope. Shareholders who are beneficial holders who have received a voting instruction card from their bank, broker or nominee may return the voting instruction card by mail as set forth on the card.

•	In Person—Shareholders of record may vote shares held in their name in person at the Annual Meeting. You also may be represented by another person at the Annual Meeting by executing a proper proxy designating that person. Shares for which a shareholder is the beneficial holder but not the shareholder of record may be voted in person at the Annual Meeting only if such shareholder is able to obtain a legal proxy from the bank, broker or nominee that holds the shareholder’s shares, indicating that the shareholder was the beneficial holder as of the record date and the number of shares for which the shareholder was the beneficial holder on the record date.

Shareholders are encouraged to vote their proxies by Internet, or voting instruction card, but not by more than one method. If you vote by more than one method, or vote multiple times using the same method, only the last-dated vote that is received by the inspector of election will be counted, and each previous vote will be disregarded.

If you receive more than one set of proxy materials or more than one proxy card or voting instruction card, it may mean that you hold shares of Vulcan stock in more than one account. You must return a proxy or voting instruction card or vote using one of the methods described above for EACH account in which you own shares.

What constitutes a quorum for the Annual Meeting?

A majority of the issued and outstanding shares of the common stock entitled to vote, represented in person or by proxy, is required to constitute a quorum.

How many votes are required to pass each of the proposals?

The votes required to approve each matter to be considered by Vulcan’s shareholders at the Annual Meeting are set forth below:

Proposal 1—Election of Directors: Each Vulcan shareholder has the right to vote each share of stock owned by such shareholder on the record date for each of the five director nominees. Cumulative voting is not permitted. To be elected, a director-nominee must receive a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast for such purposes and, therefore, will have no effect on the results of the election.

Proposal 2—Advisory Vote on Compensation of our Named Executive Officers: The affirmative vote of a majority of the votes cast on this proposal is required to approve, on an advisory basis, the compensation of the named executive officers set forth in this proxy statement. Abstentions and broker non-votes will have no effect on the results of this vote.

64	ANNUAL MEETING AND VOTING INFORMATION	Vulcan 2018 Proxy Statement

Proposal 3—Ratification of Appointment of Deloitte & Touche LLP: The affirmative vote of a majority of the votes cast on this proposal is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018. Abstentions and broker non-votes will have no effect on the results of this vote.

Who is soliciting my vote?

Our Board is soliciting your vote for matters being submitted for shareholder approval at the Annual Meeting.

Giving us your proxy means that you authorize the proxy holders identified on the proxy card to vote your shares at the meeting in the manner you direct. If you sign and return the enclosed proxy card but do not specify how your shares are to be voted, your shares will be voted in accordance with the recommendations of the Board. If any other matters are properly presented at the Annual Meeting for consideration, the persons named as proxies in the proxy card will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

How does the Board recommend shareholders vote?

The Board recommends that you vote:

•	FOR the election of the following four individuals nominated by the Board as directors for three-year terms: Thomas A. Fanning, J. Thomas Hill, Cynthia L. Hostetler and Richard T. O’Brien; and one individual nominated by the Board as a director for a one-year term: Kathleen L. Quirk.

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

Will my shares be voted if I do nothing?

If you are a shareholder of record, you must sign and return a proxy card, submit your proxy by telephone or Internet, or attend the Annual Meeting in person, in order for your shares to be voted.

If your common stock is held through a broker, bank or other nominee, you will receive instructions from such entity that you must follow in order to have your shares voted. You must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker, bank or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker, bank or nominee can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the NYSE.

If you are a beneficial holder whose shares are held of record by a broker, bank or nominee, then your broker, bank or nominee has discretionary voting authority under NYSE rules to vote your shares on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018, even if the broker, bank or nominee does not receive voting instructions from you. However, your broker, bank or nominee does not have discretionary authority to vote on (i) the election of the five nominees as directors or (ii) the advisory approval of compensation of our NEOs.

How can I revoke my proxy?

If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the meeting by taking one of the following actions:

•	by giving written notice of the revocation prior to the commencement of the Annual Meeting to: Corporate Secretary, Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242;

•	by executing and delivering another valid proxy with a later date;

•	by voting by telephone or Internet at a later date; or

•	by attending the Annual Meeting and voting in person by written ballot, if you are a shareholder of record or, if you are a beneficial holder of your shares, with a legal proxy from the entity that holds your shares giving you the right to vote the shares.

If you are a beneficial holder of your shares and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

If you vote the same shares by more than one method or vote multiple times with respect to the same shares using the same method, only the last-dated vote that is received will be counted, and each previous vote will be disregarded.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our company or to third parties, except: (1) as necessary to meet applicable legal requirements; (2) to allow for the tabulation of votes and certification of the vote; and (3) to facilitate a successful proxy solicitation.

Who will pay for the costs involved in the solicitation of proxies?

The company is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. In addition to the mailing of notices and these proxy materials, the solicitation of proxies or votes may be made in person or by telephone or email by directors, officers, or regular employees of the company. In addition, the company has engaged MacKenzie Partners, Inc. to act as its proxy solicitor and has agreed to pay it approximately $9,500 plus reasonable fees and expenses for such services.

Vulcan 2018 Proxy Statement	ANNUAL MEETING AND VOTING INFORMATION	65

What is “householding” and how does it affect me?

We have adopted a procedure, approved by SEC, called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials or in “notice and access” will receive only one copy of this Notice of Annual Meeting and Proxy Statement and the 2017 Annual Report to Shareholders, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. If you and other Vulcan shareholders living in your household do not have the same last name, you also may request to receive only one copy of future proxy statements and annual reports to shareholders.

Householding reduces our printing costs and postage fees and conserves natural resources. Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding but you and other shareholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you hold Vulcan stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please obtain instructions by contacting us at the following address or phone number: Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, Attention: Mark D. Warren, Director, Investor Relations, Telephone: (205) 298-3200.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, please contact us at the address or phone number indicated above and a separate copy will be sent to you promptly. If you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact us at the address or phone number indicated above.

If you are a beneficial holder, you can request information about householding from your broker, bank or other holder of record.

Could other matters be decided at the Annual Meeting?

As of the mailing date of this proxy statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.

If you return your signed and completed proxy card or vote by telephone or Internet and other matters are properly presented at the Annual Meeting for consideration, your shares will be voted as the Board of Directors recommends or, if no recommendation is given, in the proxy’s own discretion.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting and posted on our website.

Whom should I call if I have questions about the Annual Meeting?

If you have any questions or need any assistance in voting your shares, please contact our proxy solicitor, whose information is listed below:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Telephone: (212) 929-5500 (Collect) or

(800) 322-2885 (Toll-Free)

proxy@MacKenziePartners.com

66	ANNUAL MEETING AND VOTING INFORMATION	Vulcan 2018 Proxy Statement

GENERAL INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, each of our directors, executive officers, and any beneficial owner of more than 10% of our common stock, is required to file with the SEC initial reports of beneficial ownership of our common stock and reports of changes in beneficial ownership of our common stock. Such persons also are required by SEC regulations to furnish us with copies of all such reports. Based solely on our review of the copies of such reports furnished to us for the year ended December 31, 2017, and on the written representations made by our directors and executive officers that no other reports were required, we believe that during the year ended December 31, 2017, all reports were filed in a timely manner.

SHAREHOLDER PROPOSALS FOR 2019

To be eligible for consideration for inclusion in our proxy statement and form of proxy for our 2019 Annual Meeting, a shareholder’s proposal must be received by us at our principal office no later than November 26, 2018. Proposals should be addressed to Jerry F. Perkins Jr., General Counsel and Secretary, 1200 Urban Center Drive, Birmingham, Alabama 35242. Proposals received after that date will be considered untimely and will not be eligible for inclusion in the 2019 proxy statement. If a shareholder desires to bring a matter before our annual meeting and the matter is submitted outside the process of Exchange Act Rule 14a-8, including with respect to nominations for election as directors, the shareholder must follow the procedures set forth in our bylaws. Our bylaws provide generally that shareholder proposals and director nominations to be considered at an annual meeting may be made by a shareholder only if (1) the shareholder is a shareholder of record and is entitled to vote at the meeting, and (2) the shareholder gives timely written notice of the matter to our corporate secretary. To be timely, a shareholder’s notice must be received at our principal executive offices not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, or between January 11, 2019 and February 10, 2019. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by our company. The notice must set forth the information required by the provisions of our bylaws dealing with shareholder proposals and nominations of directors.

FORWARD-LOOKING STATEMENTS

Certain matters discussed in this proxy statement, including expectations regarding future performance, contain forward-looking statements. Statements that are not historical fact, including statements about Vulcan’s beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may” or similar expressions elsewhere in this document. These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan’s business, among others, could cause actual results to differ materially from those described in the forward-looking statements: those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; changes in Vulcan’s effective tax rate; the increasing reliance on information technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event that the infrastructure does not work as intended or experiences technical difficulties or is subjected to cyber-attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions, including those relating to climate change, wetlands, greenhouse gas emissions, the definition of minerals, tax policy or international trade; the outcome of pending legal proceedings; pricing of Vulcan’s products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; volatility in pension plan asset values and liabilities, which may require

Vulcan 2018 Proxy Statement	GENERAL INFORMATION	67

cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to existing and/or divested businesses; Vulcan’s ability to secure and permit aggregates reserves in strategically located areas; Vulcan’s ability to manage and successfully integrate acquisitions; the effect of changes in tax laws, guidance and interpretations, including those related to the Tax Cuts and Jobs Act that was enacted December 22, 2017; the potential of goodwill or long-lived asset impairment; changing technologies could disrupt the way we do business and how our products are distributed; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.

Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

VULCAN MATERIALS COMPANY

JERRY F. PERKINS JR.

General Counsel and Secretary

1200 Urban Center Drive

Birmingham, Alabama 35242

March 26, 2018

68	GENERAL INFORMATION	Vulcan 2018 Proxy Statement

ANNEX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Generally Accepted Accounting Principles (GAAP) does not define “Earnings Before Interest, Taxes, Depreciation and Amortization” (EBITDA), and it should not be considered as an alternative to earnings measures defined by GAAP. We use this metric to assess the operating performance of our business and as a basis of strategic planning and forecasting as we believe that it closely correlates to long-term shareholder value. We do not use this metric as a measure to allocate resources. We adjust EBITDA for certain items to provide a more consistent comparison of earnings performance from period to period. Reconciliation of this metric to its nearest GAAP measure is presented below:

EBITDA AND ADJUSTED EBITDA

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization and excludes discontinued operations.

IN MILLIONS	2017	2016	2015
Net earnings	$601.2	$419.5	$221.2
Income tax expense (benefit)	(232.1)	124.9	94.9
Interest expense, net of interest income	291.1	133.3	220.3
(Earnings) loss on discontinued operations, net of tax	(7.8)	2.9	11.7
Depreciation, depletion, accretion and amortization	306.0	284.9	274.8
EBITDA	$958.4	$965.5	$822.9
Gain on sale of real estate and businesses(1)	(10.5)	(16.2)	(6.3)
Property donation	4.3	0.0	0.0
Business interruption claims recovery, net of incentives	0.0	(11.0)	0.0
Charges associated with divested operations	18.1	16.9	7.1
Business development, net of termination fee(2)	3.1	0.0	1.0
One-time bonuses to non-incentive employees	6.7	0.0	0.0
Asset impairment	0.0	10.5	5.2
Restructuring charges	1.9	0.3	5.0
Adjusted EBITDA	$981.9	$966.0	$834.9

(1)	The 2016 amount includes a $4.3 million gain (reflected within other operating Income, net) for plant relocation reimbursement.
(2)	Includes only non-routine business development charges.

Unlike many of our competitors, we do not exclude share-based compensation from our Adjusted EBITDA earnings metric, as we view it as a recurring operating expense. Refer to our statements of cash flows for the expense incurred related to our share-based compensation plans.

EBITDA EP CALCULATION

EBITDA EP is EP Adjusted EBITDA less capital charge (average operating capital employed x pretax cost of capital).

IN MILLIONS	2017
Adjusted EBITDA	$981.9
Performance adjustments	8.9
EP Adjusted EBITDA	$990.8
Average operating capital employed	3,990.1
Pretax cost of capital	13.2%
Capital charge	(527.3)
EBITDA EP	$463.5

Vulcan 2018 Proxy Statement	ANNEX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	69

vulcanmaterials.com

VOTE BY INTERNET - www.proxyvote.com
VULCAN MATERIALS COMPANY

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

1200 URBAN CENTER DRIVE BIRMINGHAM, AL 35242	ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E40789-P04073 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
VULCAN MATERIALS COMPANY

The Board of Directors recommends you vote FOR the director nominees listed in proposal 1.						The Board of Directors recommends you vote FOR proposals 2 and 3.
							For	Against	Abstain
1.	Election of Directors Nominees:		For	Against	Abstain	2. Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐
	1a. Thomas A. Fanning		☐	☐	☐
	1b. J. Thomas Hill 1c. Cynthia L. Hostetler 1d. Richard T. O’Brien 1e. Kathleen L. Quirk		☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	☐ ☐ ☐ ☐	3. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E40790-P04073
VULCAN MATERIALS COMPANY
Annual Meeting of Shareholders May 11, 2018 This proxy is solicited by the Board of Directors

The undersigned hereby appoints O.B. Grayson Hall, Jr., James T. Prokopanko and Kathleen Wilson-Thompson, and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact, and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Vulcan Materials Company common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2018 Annual Meeting of Shareholders of the Company to be held on Friday, May 11, 2018, at 9:00 a.m., local time, at the corporate headquarters of Vulcan Materials Company, 1200 Urban Center Drive, Birmingham, Alabama 35242, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

Shares represented by this proxy will be voted as directed by the undersigned. If this proxy is signed and no such directions are indicated, the proxies have authority to vote “FOR” election of all director nominees, “FOR” approval, on an advisory basis, of the compensation of our named executive officers, and “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2018.

Continued and to be signed on reverse side